                            SCHEDULE 14A INFORMATION

                   Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934
                               (Amendment No. __)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[  ]     Preliminary Proxy Statement
[  ]     Confidential, for Use of the Commission only (as permitted by Rule
         12a-6(e)(2))
[X]      Definitive Proxy Statement
[  ]     Definitive Additional Materials
[  ]     Soliciting Material Pursuant to Section  240.14a-11(c) or Section
         240.14a-12


                           BLACKHAWK BANCORP, INC.
              (Name of Registrant as Specified in Its Charter)

                               Not Applicable
   -----------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]      No fee required.
[  ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

         1)    Title of each class of securities to which transaction applies:

         2)    Aggregate number of securities to which transaction applies:

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         4)    Proposed maximum aggregate value of transaction:

         5)    Total fee paid:

[  ]     Fee paid previously with preliminary materials.
[  ]     Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)    Amount Previously Paid:
         2)    Form, Schedule or Registration Statement No.:
         3)    Filing Party:
         4)    Date Filed:

                           BLACKHAWK BANCORP, INC.

                              400 Broad Street
                           Beloit, Wisconsin 53511
                               (608) 364-8911

                  NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                               ON MAY 13, 1998



To the shareholders of BLACKHAWK BANCORP, INC:

         The 1998 annual meeting of the shareholders of Blackhawk Bancorp, Inc. (the "Corporation") will be held on Wednesday, May 13, 1998 at 10:00 A.M., local time, at the Country Club of Beloit, 2327 Riverside Drive, Beloit, Wisconsin 53511 for the following purposes:

         (1) To elect one class of three directors to serve for a term of three years;

         (2) To consider and vote upon a proposal to amend the Blackhawk Bancorp, Inc. 1994 Executive Stock Option Plan and the Blackhawk Bancorp, Inc. 1994 Directors' Stock Option Plan (a copy of the plans, as so amended, are attached as Exhibits A and B to the accompanying Proxy Statement); and

         (3) To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

         Only shareholders of record on the books of the Corporation at the close of business on March 20, 1998 will be entitled to vote at the Annual Meeting or any adjournment thereof. Your attention is called to the Proxy Statement accompanying this notice for a more complete statement regarding the matters to be acted upon at the Annual Meeting.

                                        BY ORDER OF THE BOARD OF DIRECTORS


                                        JAMES P. KELLEY
                                        Executive Vice President and Secretary

Beloit, Wisconsin
April 1, 1998


A PROXY, WHICH IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS, IS ENCLOSED. PLEASE INDICATE YOUR VOTING DIRECTIONS, SIGN AND DATE THE ENCLOSED PROXY
AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IF FOR ANY REASON YOU LATER DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS VOTED.

                           BLACKHAWK BANCORP, INC.

                              400 Broad Street
                           Beloit, Wisconsin 53511
                               (608) 364-8911

                               PROXY STATEMENT
                               ===============

                    This Proxy Statement was first mailed to
                     Shareholders on or about April 1, 1998
                                ===============


         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Blackhawk Bancorp, Inc., a Wisconsin corporation (the "Corporation"), for the annual meeting of shareholders to be held on Wednesday, May 13, 1998 beginning at 10:00 A.M.

         Shareholders of record at the close of business on March 20, 1998 will be entitled to one vote on each matter presented for each share so held. At that date there were 2,300,861 shares of Common Stock outstanding and entitled to vote at the meeting. Any shareholder entitled to vote may vote either in person or by duly authorized proxy. Shares of the Corporation's Common Stock represented by properly executed proxies received by the Corporation will be voted at the meeting and any adjournment thereof in accordance with the terms of such proxies, unless revoked. Proxies may be revoked at any time prior to the voting thereof either by written notice filed with the secretary or the acting secretary of the meeting or by oral notice to the presiding officer during the meeting. The representation at the meeting in person or by proxy of shareholders of the Corporation holding a majority of the Corporation's outstanding shares of Common Stock shall constitute a quorum for the transaction of business. For the purpose of determining the presence of a quorum, shares represented on any matter will be counted as present and represented on all matters to be acted upon, including any matter with respect to which the holder of such shares abstain from voting, and including shares which are not voted by a holder of record who is a broker because the broker has not received authority from the beneficial owner, as required under applicable laws and rules, to vote the shares on such matter ("broker nonvotes").

         Directors are elected by a plurality of the votes cast by the holders of the Corporation's Common Stock at a meeting at which a quorum is present. "Plurality" means that the individuals who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting. Consequently, any shares not voted (whether by abstention, broker nonvote or otherwise) have no impact in the election of directors except to the extent the failure to vote for an individual results in another individual receiving a larger number of votes. Under Wisconsin law, votes cast "AGAINST" a director nominee are given no legal effect and are not counted as votes cast in the election of directors.

         If a quorum exists, the affirmative vote of a majority of the votes cast thereon will be required for approval of the amendments to the Blackhawk Bancorp, Inc. 1994 Executive Stock Option Plan and the Blackhawk Bancorp, Inc. 1994 Directors' Stock Option Plan provided the total vote cast on the amendments represents over 50% of the shares entitled to vote on such proposal. Because abstentions and broker non-votes are not considered votes cast, neither will have an effect on the vote so long as enough votes are cast to satisfy the 50% requirement set forth above.

         Approval of any other matter which properly comes before the meeting will require the affirmative vote of a majority of the shares represented at the meeting and entitled to vote on the particular matter. In tabulating votes cast on any such other matter, abstentions will be considered votes cast, and accordingly will have the same effect as a negative vote. Broker nonvotes, on the other hand, will not be counted as shares entitled to be voted on the particular matter, and therefore will have no impact on the outcome of the vote.

         Expenses in connection with the solicitation of proxies will be paid by the Corporation. Upon request, the Corporation will reimburse brokers, dealers, banks and voting trustees, or their nominees, for reasonable expenses incurred in forwarding copies of the proxy material and annual report to the beneficial owners of shares which such persons hold of record. Solicitation of proxies will be principally by mail. Proxies may also be solicited in person, or by telephone, by officers and regular employees of the Corporation, who will receive no additional or special compensation for their services. Shares held for the accounts of participants in the Corporation's Employee Stock Ownership Plan ("ESOP") will be voted in accordance with the instructions of the participants or otherwise in accordance with the terms of the ESOP.

                       BENEFICIAL OWNERSHIP OF SECURITIES

         The table below sets forth information regarding the beneficial ownership of Common Stock of the Corporation, as of March 20, 1998, by each director and nominee for director and by all directors and officers of the Corporation as a group. Other than Mr. Conerton, a director and President and Chief Executive Officer of the Corporation, no person is known to the Corporation to be the beneficial owner of more than 5% of the outstanding shares of the Corporation's Common Stock. Except as shown in the table, each person's address is the same as the Corporation's: 400 Broad Street, Beloit, Wisconsin 53511. All information has been restated as necessary to reflect the Corporation's 1994 2-for-1 stock split effected as a 100% Common Stock dividend (the "1994 Stock Split"), and to reflect the Corporation's 1995 3-for-2 stock split effected as a 50% Common Stock dividend (the "1995 Stock Split").

NAME AND ADDRESS                                      NUMBER OF SHARES BENEFICIALLY OWNED AND       PERCENT
OF BENEFICIAL OWNER                                    NATURE OF BENEFICIAL OWNERSHIP(1)(2)         OF CLASS
-------------------                                    ------------------------------               --------
Jesse L. Calkins                                               78,818 shares(3)(4)                    3.4%
John B. Clark                                                  78,300 shares(4)                       3.4%
   1840 Sherwood Drive S.W.
   Beloit WI 53511
Dennis M. Conerton                                            174,165 shares(3)                       7.2%
H. Daniel Green, DDS                                           12,270 shares                          0.5%
   419 Pleasant Street
   Beloit WI 53511
Charles Hart                                                    9,700 shares                          0.4%
   c/o Combined Insurance Group, Ltd.
   520 W. Grand Avenue
   Beloit WI 53511


NAME AND ADDRESS                                      NUMBER OF SHARES BENEFICIALLY OWNED AND       PERCENT
OF BENEFICIAL OWNER                                    NATURE OF BENEFICIAL OWNERSHIP(1)(2)         OF CLASS
-------------------                                    ------------------------------               --------
Kenneth A. Hendricks                                           67,625 shares(4)                       2.9%
   c/o ABC Supply Co.
   One ABC Parkway
   Beloit WI 53511

James P. Kelley                                                96,544 shares(3)(4)                    4.1%

Frederick G. Klett                                             46,350 shares(4)                       2.0%
   c/o Klett Insurance and Financial Services
   1239 E. Huebbe Pkwy.
   Beloit WI 53511

George D. Merchant                                             74,625 shares(4)                       3.2%
   2413 Liberty Avenue
   Beloit WI 53511

Roger K. Taylor                                                48,075 shares(4)                       2.1%
   215 Elmwood Avenue
   South Beloit IL 61080

All directors and executive officers as a group               727,982 shares                         28.9%
(11 persons)

____________________

(1) Except as noted otherwise, each person holds sole voting and dispositive powers with respect to all shares shown opposite his name.

(2) Includes options to purchase shares exercisable currently or within 60 days of the date of this Proxy Statement for each of the persons identified in the table as follows: Calkins - 27,925; Clark - 7,350; Conerton - 102,100; Green -7,350; Hart - 3,150; Hendricks - 350;
         Kelley - 29,925; Klett - 6,300; Merchant - 7,350; and Taylor - 7,350.

(3) Includes shares allocated to the individual's account under the Corporation's ESOP as follows: Mr. Calkins - 10,643 shares; Mr. Conerton - 1,640 shares; and Mr. Kelley - 11,119 shares.

(4) For Messrs. Clark, Calkins, Hendricks, Kelley, Klett and Taylor, includes 64,950 shares, 40,250 shares, 67,275 shares, 55,500 shares, 40,050 shares and 40,725 shares, respectively, held jointly with such person's spouse.

         The information presented in the table is based on information furnished by the specified persons and was determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 (the "1934 Act"), as required for purposes of this Proxy Statement. Briefly stated, under that Rule shares are deemed to be beneficially owned by any person or group having the power to vote or direct the vote of, or the power to dispose or direct the disposition of, such shares, or who has the righ1t to acquire beneficial ownership thereof within 60 days. Beneficial ownership for the purposes of this Proxy Statement is not necessarily to be construed as an admission of beneficial ownership for other purposes.

                            ELECTION OF DIRECTORS

         The Corporation's Bylaws, and actions of the Board taken pursuant thereto, provide that there shall be 10 directors divided into three classes, as nearly equal in number as practicable, each to serve 3-year staggered terms. At each annual meeting the term of office of one of the three classes expires, and a new class must be elected or re-elected to serve for a term of three years or until their successors are duly elected and qualified. The three of the nominees for election as directors to the class of directors whose term expires this year are presently serving as directors of the Corporation, and have since its incorporation in 1989.

         The Board recommends that the shareholders elect the three individuals named below to serve as directors of the Corporation for a term of three years or until their successors have been duly elected and qualified. Unless otherwise directed, proxies will be voted for the election of the following four persons. If any of the nominees should decline or be unable to act as a director, which is not foreseen, proxies may be voted with discretionary authority for a substitute nominee designated by the Board of Directors.

 NOMINEES FOR ELECTION TO TERM EXPIRING IN 2001:

                                                                                                       DIRECTOR
 NAME AND AGE                         PRINCIPAL OCCUPATION(1)                                            SINCE
 ------------                         -----------------------                                          --------
 James P. Kelley, 54                  Executive Vice President and Secretary of the Corporation          1989
                                      and Executive Vice President of its subsidiary, Blackhawk
                                      State Bank.
 Frederick G. Klett, 67(2)(3)         Sales Representative, The Prudential Life Insurance Company        1989
                                      of America.
 Roger K. Taylor, 53(2)               President and Chief Executive Officer, North American Tool         1989
                                      Corporation since 1986 (manufacturer of perishable cutting tools).


         In addition to those three persons, the following seven individuals also presently serve as directors of the Corporation for the indicated terms.

  CLASS OF DIRECTORS WHOSE TERM EXPIRES IN 2000:

                                                                                                        DIRECTOR
  NAME AND AGE                      PRINCIPAL OCCUPATION(1)                                              SINCE
  ------------                      -----------------------                                            --------
  Jesse L. Calkins, 57              Senior Vice President, Treasurer and Chief Financial Officer         1989
                                    of the Corporation and Senior Vice President and Senior Trust
                                    Officer of its subsidiary, Blackhawk State Bank.

  Dennis M. Conerton, 47            President and Chief Executive Officer of the Corporation and         1989
                                    of its subsidiary, Blackhawk State Bank, since 1995; prior thereto, Vice President - Controller/Chief Accounting Officer,
                                    Regal-Beloit Corporation (manufacturer of power transmission components and perishable cutting tools) from May, 1978 to
                                    February, 1995; Director, North American Tool Corporation
                                    (manufacturing), 215 Elmwood Avenue, South Beloit, IL.


CLASS OF DIRECTORS WHOSE TERM EXPIRES IN 2000:

                                                                                                        DIRECTOR
  NAME AND AGE                      PRINCIPAL OCCUPATION(1)                                              SINCE
  ------------                      -----------------------                                            --------
  Kenneth A. Hendricks, 56          President and Chief Executive Officer of ABC Supply Co. since        1996
                                    1982 (Roofing and Siding Wholesaler)
  George D. Merchant, 65(4)         Retired since 1986; prior thereto, Owner/Operator of two Dairy       1989
                                    Queen ice cream store franchises.


  CLASS OF DIRECTORS WHOSE TERM EXPIRES IN 1999:

                                                                                                         DIRECTOR
  NAME AND AGE                       PRINCIPAL OCCUPATION(1)                                              SINCE
  ------------                       -----------------------                                            --------
  John B. Clark, 55(3)(4)            Retired since 1997; prior thereto stockbroker, Everen                1989
                                     Securities, Inc. (securities investment firm); Director, F&M
                                     Bank of Darlington, 207 Wells Street, Darlington, WI.

  H. Daniel Green, DDS, 63(2)(3)     Dentist in private practice.                                         1989
  Charles Hart, 64(4)                Sales person at Combined Insurance Group Ltd. (full service          1993
                                     insurance agency) since 1997, previously President and
                                     Director of Combined Insurance Group, Ltd.; Director, Hart,
                                     Kruse & Boutelle, Inc. (real estate).

____________________

(1) Except as otherwise noted, all directors have been employed in the principal occupations noted above for the past five years or more.

(2) Member of the executive committee in 1997, of which Mr. Klett was the chairman. The executive committee is authorized to exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation when the Board is not in session, except for those powers which are non-delegable by law or have been delegated to other committees. The executive committee met 1 time in 1997.

(3) Member of the audit committee in 1997, of which Mr. Green was the chairman. The audit committee's functions include meeting with the Corporation's independent public accountants and making recommendations to the Board of Directors regarding the engagement or retention of such accountants, adoption of accounting methods and procedures, public disclosures required to comply with securities laws and other matters relating to the Corporation's financial accounting. The audit committee met 2 times in 1997.

(4) Member of the compensation committee in 1997, of which Mr. Clark was the chairman. The compensation committee reviews and makes recommendations with respect to the Corporation's and its subsidiary's hiring and compensation policies, and performs administrative functions with respect to the Corporation's 1990 and 1994 Executive Stock Option Plans. The compensation committee met 3 times in 1997.

         The Board of Directors held 12 meetings during 1997. Each of the directors attended at least 75% of the meetings of the Board (including meetings of committees of which he is a member) held during the period of 1996 for which he served as a director. There are no standing nomination or similar committees of the Board.

         The table below sets forth information with respect to persons who served as directors or executive officers of the Corporation and/or its subsidiary, Blackhawk State Bank (the "Bank"), during 1997, but who are not named in the table above.


NAME AND AGE                         POSITION WITH CORPORATION AND PRINCIPAL OCCUPATION
------------                         --------------------------------------------------
Richard J. Rusch, 52                 Vice President - Commercial Lending of the Bank (1990-Present);
                                     non-director member, executive committee of the Corporation; prior to
                                     1990, Vice President - Lending for M&I Marshall & Ilsley Bank of Beloit.


                           COMPENSATION OF DIRECTORS

DIRECTORS' FEES

         Directors of the Corporation who are not employees of the Corporation or of the Bank receive an annual retainer of $7,500, while employee/directors receive an annual retainer of $7,000. These retainers are subject to a $100 deduction for each board meeting missed. The chairman of the compensation committee and of the executive committee each receive an additional annual retainer of $1,000. The Corporation has also established stock option plans in which non-employee directors are eligible to participate.

DIRECTORS' STOCK OPTION PLANS

         Prior to its expiration on January 24, 1995, the Corporation maintained the Blackhawk Bancorp, Inc. 1990 Directors' Stock Option Plan (the "1990 Directors' Plan"), which was intended to provide an incentive for directors of the Corporation who are not active full-time employees of the Corporation or of a subsidiary of the Corporation ("Outside Directors") to improve corporate performance on a long-term basis. To replace the expired 1990 Directors' Plan, the Board of Directors adopted, and the shareholders of the Corporation on May 11, 1994 approved, the Blackhawk Bancorp, Inc. 1994 Directors' Stock Option Plan (the "1994 Directors' Plan"), which is substantially similar in all material respects to the 1990 Directors' Plan.
The 1994 Directors' Plan has 60,000 shares of the Corporation's Common Stock reserved for issuance and provides for the granting of non-qualified stock options. The amendment to the 1994 Directors' Plan proposed by the Corporation would increase the number of shares of the Corporation's Common Stock reserved for issuance from 60,000 shares to 150,000 shares. See "Proposal to Amend the Blackhawk Bancorp, Inc.1994 Executive Stock Option Plan and 1994 Directors' Stock Option Plan" below.

         On March 2, 1998, each of the seven Outside Directors automatically was granted an option under the 1994 Directors' Plan to purchase 1,050 shares of the Corporation's Common Stock at a per share exercise price of $15.00 (the per share market price of the Corporation's Common Stock on that date). Giving effect to that grant, the total number of shares of the Corporation's Common Stock subject to outstanding grants under the 1990 and 1994 Directors' Plan was 55,650, and there remained available 32,700 shares for future grants under the 1994 Directors' Plan. If the amendments to the 1994 Directors' Plan are adopted there will be available 122,700 shares for future grants under the 1994 Directors' Plan. The 1990 Directors' Plan expired on January 24, 1995, therefore no more options will be granted under that Plan. As proposed to be amended, the 1994 Directors' Plan will expire December 31, 2003.


                             EXECUTIVE COMPENSATION

COMPENSATION SUMMARY

         The following table summarizes certain information for each of the last three years concerning all compensation awarded or paid to or earned by the Chief Executive Officer and certain other executive officers of the Corporation whose total compensation for 1997 exceeded $100,000.

                                                                   SUMMARY COMPENSATION TABLE
                                    ----------------------------------------------------------------------------------------
                                          ANNUAL COMPENSATION(1)                                   LONG TERM COMPENSATION
                                    ----------------------------------------------------------------------------------------
Name and                                                                        Other           Options/        Other Annual
Principal Position                  Year      Salary ($)       Bonus         Compensation      SARs (#)(4)      Compensation
------------------                  ----      ----------       -----         ------------      --------         ------------
                                                              ($)(2)            ($)(3)                             ($)(5)
                                                              ---               ---                                ---
Dennis M. Conerton                  1997       $104,558        $46,830           $4,067                  0          $25,445
President and Chief Executive       1996       $ 93,500        $48,750           $4,414             10,000          $23,305
Officer of Corporation and Bank     1995       $ 71,923        $34,163           $3,907            100,000          $10,000
since February 20, 1995
James P. Kelley                     1997       $ 84,738        $13,006           $2,124             -0-             $13,371
Executive Vice President and        1996       $ 77,397        $13,693           $1,827             -0-             $13,860
Secretary of Corporation and        1995       $ 74,500        $13,391           $1,524             -0-             $14,375
Executive Vice President of
Bank

Jesse L. Calkins                    1997       $ 80,784        $10,449           $2,844             -0-             $13,190
Senior Vice President and           1996       $ 78,580        $12,435           $2,244             -0-             $13,613
Senior Trust Officer of Bank        1995       $ 76,283        $12,045           $2,142             -0-             $13,856


__________________________

(1) While the named individual received perquisites or other personal benefits in the years shown, in accordance with SEC regulations, the value of those benefits are not indicated since they did not exceed, in the aggregate, the lesser of $50,000 or 10% of the individual's salary and bonus in any year.

(2) Annual bonus amounts are earned and accrued during the years indicated and paid at the beginning of the next calendar year.

(3) Represents amounts provided for an automobile allowance and related expenses.

(4) Consists entirely of non-qualified stock options (adjusted, as necessary, to reflect the 1994 and 1995 Stock Splits).

(5) Includes: (a) employer contributions to each named executive's account under the qualified, non- contributory pension plan maintained by the Bank in the amounts of $0, $11,076 and $12,885 for Mr. Conerton for the years 1995, 1996 and 1997, respectively, in the amounts of $6,897, $7,881 and $8,133 the years 1995, 1996 and 1997, respectively, for Mr. Kelley, and in the amounts of $6,409, $7,502 and $7,776 for the years 1995, 1996 and 1997, respectively, for Mr. Calkins; (b) allocations to the account of the named executive officers under the Corporation's ESOP in the amounts of $0, $2,229 and $2,796 for the years 1995, 1996 and 1997, respectively, for Mr. Conerton, in the amounts of $4,715, $3,216 and $2,475 for the years 1995, 1996 and 1997, respectively, for Mr. Kelley and in the amounts of $4,407, $3,071 and $2,374, for the years 1995, 1996 and 1997, respectively, for Mr. Calkins; (c) premiums paid on behalf of the named executive officers for life insurance pursuant to the Plan for Life Insurance maintained by the Bank in the amount of $4,843 for each of the years 1995, 1996 and 1997 for Mr. Conerton, in the amount of $2,763 for each of the years 1995, 1996 and 1997 for Mr. Kelley, and in the amount of $3,040 for each of the years 1995, 1996 and 1997 for Mr. Calkins; and (d) additional insurance benefits in the amount of $5,157 for each of the years 1995, 1996 and 1997, for Mr. Conerton.

(5) Prior to February 20, 1995, Mr. Conerton was a Director of the Corporation, but did not serve as, and received no compensation as, an officer or employee of the Corporation.

EXECUTIVE STOCK OPTIONS

         Prior to its expiration on January 24, 1995, the Corporation maintained the Blackhawk Bancorp, Inc. 1990 Executive Stock Option Plan (the "1990 Executive Plan"), which provided an incentive for executive officers of the Corporation or any of its subsidiaries to improve corporate performance on a long-term basis. To replace the expired 1990 Executive Plan, the Board of Directors of the Corporation adopted, and on May 11, 1994 the shareholders approved, the Blackhawk Bancorp, Inc. 1994 Executive Stock Option Plan (the "1994 Executive Plan"), which is substantially similar in all material respects to the 1990 Executive Plan. The 1994 Executive Plan provides for the granting of incentive stock options ("ISOs") intended to qualify as such within the meaning of Section 422 of the Internal Revenue Code of 1986, nonqualified stock options ("NSOs") and stock appreciation rights ("SARs"). The 1994 Executive Plan has 180,000 shares of the Corporation's Common Stock reserved for issuance. The amendment to the 1994 Executive Plan proposed by the Corporation would increase the number of shares of the Corporation's Common Stock reserved for issuance from 180,000 shares to 405,000 shares. See "Proposal to Amend the Blackhawk Bancorp, Inc. 1994 Executive Stock Option Plan and 1994 Directors' Stock Option Plan" below.

         Options for 24,000 shares were granted in 1997 and at December 31, 1997 there were outstanding under this Plan options for the purchase of a total of 247,276 shares. If the amendments to the 1994 Directors' Plan are adopted, there will be available 270,000 shares for future grants under the 1994 Directors' Plan. As proposed to be amended, the 1994 Executive Plan will expire December 31, 2003.

OPTIONS OF NAMED EXECUTIVES

         Options to purchase shares of the Corporation's Common Stock were granted to Mr. Conerton of the named executives during fiscal 1997 as reflected in the table below. Pursuant to the terms of the 1994 Executive Plan, such options will become exercisable in equal thirds on each of the first three anniversaries of the date of grant.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                               Number of          % of Total
                               Securities        Options/SARs
                               Underlying         Granted to         Exercise        Market
                              Options/SARs       Employees in         Price          Price        Expiration
 Name                           Granted           Fiscal Year       ($/Share)      ($/Share)       Date(2)
 ----                         ------------      -------------      ----------    ------------    -------------
 Dennis M. Conerton                0                   -                -              -              -

 James P. Kelley                   0                   -                -              -              -

 Jesse L. Calkins                  0                   -                -              -              -



________________________

(1) Represented 90% of fair market value (determined under provisions of 1994 Executive Plan) of the Corporation's Common Stock as of the date of grant.

(2) Options generally expire three months following named executive officer's death, disability, retirement or termination of his employment with the Corporation and/or the Bank.

       The following table sets forth certain information concerning individual exercises of stock options by the named executive officers during 1997, including the number and value of options outstanding at the end of 1997 for each of the named executive officers.

           AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                      FISCAL YEAR-END OPTION/SAR VALUES

                                                         NUMBER OF UNEXERCISED          VALUE OF UNEXERCISED
                                                            OPTIONS/SARS AT          IN-THE-MONEY OPTIONS/SARS
                                                           FISCAL YEAR-END(#)            AT FISCAL YEAR-END($)
                                                     ----------------------------   ----------------------------
                      SHARES ACQUIRED      VALUE
       NAME            ON EXERCISE(#)    REALIZED($)   EXERCISABLE   UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
       ----           ---------------    ----------    -----------    -------------    -----------    -------------
Dennis M. Conerton         3,150          27,825        72,100         40,000         410,761        214,489
James P. Kelley              0               0          29,925            0           294,799           0

Jesse L. Calkins           2,000          19,800        27,925            0           271,009           0


SEVERANCE PAYMENT AGREEMENTS

   The Bank has severance payment agreements with four officers: Dennis M. Conerton, James P. Kelley, Jesse L. Calkins and Richard J. Rusch (the "Severance Payment Agreements"). Each agreement remains in effect until the earliest to occur of the officer's: (i) death; (ii) disability; (iii) retirement; (iv) termination of employment (whether voluntary or involuntary); or (v) termination in connection with a change in control of the Bank or the Corporation.

   Each of the Severance Payment Agreements provides that, in the event of termination of his employment in connection with a change in control of the Bank or the Corporation, the officer would receive a severance payment in an amount equal to his average annual compensation (defined to include his then current base annual salary plus the average bonus, if any, received by him in the three years preceding termination) multiplied by three, plus an amount equal to the dollar equivalent of all contributions by the Bank on behalf and for the benefit of the officer to any pension, profit sharing or employee stock benefit plan, including the Corporation's ESOP, during the three years prior to the termination. One-third of the severance payment would be paid in a lump sum within 30 days of termination and the remaining two-thirds would be paid in monthly installments commencing in the thirteenth month following termination. In addition to this severance payment, the officer would also be entitled to continue receiving, for three years following termination, medical, life and disability insurance benefits and vested benefits otherwise payable to him under any Bank plan or agreement relating to retirement or deferred compensation benefits, if any. In the event the particular officer finds other full-time employment, his severance payment in the second and third year following termination would be reduced by an amount equal to salary and other benefits received from his new employer during the period for which he is entitled to receive payments under his Severance Payment Agreement. Each Severance Payment Agreement provides that, in the event the officer is under the age of 55 and physically and medically able to perform duties with another employer comparable to those performed by him with the Bank at the time of his termination, he must take reasonable steps to obtain such employment within 50 miles of the Bank's main office.

   The Severance Payment Agreements define a change in control to include: (i) acquisition of beneficial ownership of securities of the Bank or of the Corporation in a transaction subject to the notice provisions of the Change in Bank Control Act of 1978 or approval under the Bank Holding Company Act of 1956; (ii) someone other than the Corporation becoming owner of more than 25% of the voting securities of the Bank; (iii) the persons constituting the Board of Directors of the Bank or the Corporation at any particular time ceasing, during any two-year period thereafter, to constitute at least a majority thereof; (iv) a person or group of persons or entity succeeds to all or substantially all of the business and/or assets of the Bank or the Corporation as a result of a purchase, merger, consolidation or similar transaction; or (v) the filing by the Corporation of a report or proxy statement with the Securities and Exchange Commission disclosing that a change in control of the Corporation has or may have occurred pursuant to any contract or transaction. A termination of an officer is deemed to have occurred in connection with a change in control if, following an event defined as a change in control, either the officer's employment is terminated by the Bank or a successor other than for death, disability, retirement or certain wrongful conduct by the officer, or the officer terminates his employment on 90 days prior written notice following such change in control and the occurrence of specified events, including: (i) demotion in his position or reduction in his duties of responsibilities; (ii) reduction in compensation; (iii) transfer to a remote location; (iv) a good faith determination by the officer that he is unable, and it would not be in the best interests of the Bank for him, to carry out the authorities, powers, functions, responsibilities or duties attached to his position; or (iv) failure on the part of the Bank to obtain a commitment from a successor to assume the Bank's duties and obligations under the Severance Payment Agreement. If an officer is terminated within six months prior to a change in control for reasons other than death, disability or cause, such termination will be treated as being in anticipation of the change in control and the officer will be entitled to receive the benefits he would have received had the termination occurred after and in connection with a change in control.

                PROPOSAL TO AMEND THE BLACKHAWK BANCORP, INC.
       1994 EXECUTIVE STOCK OPTION PLAN AND THE BLACKHAWK BANCORP, INC.
                      1994 DIRECTORS' STOCK OPTION PLAN

        APPROVAL OF AMENDMENT TO THE 1994 EXECUTIVE STOCK OPTION PLAN

          The Corporation's 1994 Executive Stock Option Plan (the "1994 Executive Plan") became effective May 11, 1994. The Board of Directors adopted the 1994 Executive Plan to replenish the number of options which may be granted to key salaried employees and executive officers and to update certain terms contained in the Corporation's 1990 Executive Stock Option Plan. The proposed amendment to the 1994 Executive Plan primarily increases the number of shares of the Corporation's Common Stock reserved for issuance under the 1994 Executive Plan from 180,000 shares to 405,000 shares and to update certain terms of the 1994 Executive Plan, as necessary to reflect changes in applicable securities laws and tax laws.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF AMENDMENTS TO THE 1994 EXECUTIVE PLAN.

          The following description of certain provisions of the 1994 Executive Plan, as proposed to be amended, is qualified in its entirety by reference to the complete text of the Plan attached hereto as Exhibit A.

GENERAL.

          The 1994 Executive Plan is used primarily as an incentive for key salaried employees (including executive officers) responsible for the decision making, policy formulation and personnel supervision which most directly affect the earnings of the Corporation and the welfare of its shareholders. Up to 405,000 shares of authorized and unissued Common Stock of the Corporation have been reserved for issuance under the 1994 Executive Plan. The Corporation presently estimates that the number of executive officers and key salaried employees eligible for participation in the 1994 Executive Plan is approximately 20 persons. As of the date of this Proxy Statement, 180,000 options have been granted under the 1994 Executive Plan.

SUMMARY OF 1994 EXECUTIVE PLAN TERMS.

          The 1994 Executive Plan is administered by a committee of the Board of Directors consisting of non-employee directors (the "Option Committee").
The Option Committee must at all times be constituted so as to enable the 1994 Executive Plan to comply with the requirements of Rule 16b-3 under the 1934 Act and the requirements of Section 162(m) of the Internal Revenue Code. The 1994 Executive Plan provides for the granting of : (i) incentive stock options ("ISOs") intended to qualify as such within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended; (ii) non-qualified stock options ("NSOs"); and (iii) stock appreciation rights ("SARs"). The Option Committee, in its complete discretion, designates the persons to be granted options, the type of options and the date of grant, and also determines the number of shares subject to such options, the exercise price and the time or times when each option will first become exercisable, in whole or in part.

          In conjunction with the grant of NSOs, the Option Committee may grant up to 0.5 SARs to key salaried employees for each share subject to an NSO. The grant of an SAR permits the optionee to surrender the SAR in connection with the exercise of the related NSO and receive cash in an amount equal to the difference between the fair market value of the stock subject to the option and the exercise price. The terms of the SAR will be identical to the related NSO. To the extent that an NSO is exercised without a simultaneous exercise of the related SAR, such SAR will terminate. An SAR must be held for at least six months from the date of acquisition before it may be surrendered, and may only be surrendered during the periods beginning on the third business day following the date of release for publication of quarterly or annual summary statements of sales and earnings and ending on the twelfth business day following such date.

          The exercise price of ISOs granted under the 1994 Executive Plan may not be less than 100% of the fair market value of the shares on the date of grant of the option. For NSOs, the exercise price will not be less than 90% of the fair market value of the shares on the grant date. The maximum option term is generally ten years for ISOs and NSOs, and no option may be exercised until at least six months from the date of the date of grant or shareholder approval of the 1994 Executive Plan. No person can receive any ISO if, at the time of grant, such person owns directly or indirectly more than 10% of the total combined voting power of the Corporation unless the exercise price is at least 110% of the fair market value of the shares and the exercise period of such ISO is by its terms limited to five years. The maximum fair market value (determined at time of grant) of shares covered by ISOs that first become exercisable by any employee in any one calendar year is limited to $100,000.

          Payment of the exercise price upon exercise of an option may be made either in cash, or, in the discretion of the Option Committee, in shares of the Corporation's Common Stock valued at their fair market value as of the date of exercise, or in a combination thereof. Options and SARs granted under the 1994 Executive Plan will become cumulatively exercisable for up to 33-1/3% of the shares covered thereby after one year, and an additional 33-1/3% in each of the next two years, unless a longer vesting schedule is provided in the option agreement. In the event of a change in control or threatened change in control of the Bank or the Corporation, options granted prior to such event will become immediately exercisable. For purposes of the 1994 Executive Plan, the term "control" refers to the acquisition of beneficial ownership of 10% or more of the voting securities of the Corporation by any person or persons acting as a group within the meaning of Section 13(d) of the

1934 Act; provided, however, that no change in control or threatened change in control shall be deemed to have occurred if prior to the acquisition of, or offer to acquire, beneficial ownership of 10% or more of the voting securities of the Corporation, the Disinterested Directors (as defined in the Corporation's Articles of Incorporation) shall have adopted, by not less than two-thirds majority vote, a resolution specifically approving such acquisition or offer.

          An option granted under the 1994 Executive Plan may not be transferred except by will or the laws of descent and distribution and, during the optionee's lifetime, may be exercised only by the optionee or the optionee's guardian or legal representative.

          Options may be granted under the 1994 Executive Plan at any time prior to December 31, 2003. On that date the 1994 Executive Plan will expire, except as to options then outstanding which will remain in effect until the options have been exercised, forfeited or have expired. The 1994 Executive Plan may be amended or terminated at any time by the Board of Directors, except with respect to any options then outstanding, and except that no amendment may impair, without the optionee's consent, any previously granted option or deprive any optionee of any shares of stock acquired through or as a result of the 1994 Executive Plan. Moreover, no such Board amendment may be made without shareholder approval where such approval would be required as a condition of compliance with Rule 16b-3 under the 1934 Act.

          The Corporation has taken appropriate steps to assure that issuances of shares of the Corporation's Common Stock pursuant to the exercise of options granted under the 1994 Executive Plan will comply with the registration requirements of federal and applicable state securities laws, rules and regulations. Compliance with such registration requirements will permit secondary market resales of such shares by the exercising option holder subject, where applicable, to limitations imposed on sales of the Corporation's Common Stock by persons considered "affiliates" of the Corporation.

TAX TREATMENT.

          An optionee will not recognize income at the time an ISO is granted. Further, an optionee will not recognize taxable income upon exercise of an ISO, if the optionee complies with two separate holding periods: shares acquired upon exercise of an ISO must be held for at least two years after the date of grant and for at least one year after the date of exercise. The difference between the exercise price and the fair market value of the stock at the date of exercise is, however, a tax preference item. When the shares of stock received pursuant to the exercise of an ISO are sold or otherwise disposed of in a taxable transaction, the optionee will recognize a capital gain or loss, measured by the difference between the exercise price and the amount realized.

          Ordinarily, an employer granting ISOs will not be allowed any business expense deduction with respect to stock issued upon exercise of an ISO. However, if all of the requirements for an ISO are met except for the holding period rules set forth above, the optionee will be required, at the time of the disposition of the stock, to treat the lesser of the gain realized or the difference between the exercise price and the fair market value of the stock at the date of exercise as ordinary income and the excess, if any, as capital gain. The Bank will be allowed a corresponding business expense deduction to the extent of the amount of the optionee's ordinary income.

          An optionee will not realize taxable income at the time an NSO is granted. Upon exercise of an NSO, an optionee will recognize compensation income in an amount equal to the difference between the exercise price and the fair market value of the shares at the date of exercise.

If applicable withholding requirements are met, the amount of such difference will be a deductible expense to the Bank for tax purposes.

          On a subsequent sale or exchange of shares acquired pursuant to the exercise of the NSO, the optionee will recognize a taxable gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of such shares. The tax basis will, in general, be the amount paid for the shares plus the amount treated as compensation income at the time the shares were acquired pursuant to the exercise of the option.

          Where the NSO exercise price is paid in delivered stock, the exercise is treated as: (i) a tax-free exchange of the shares of delivered stock (without recognizing any taxable gain with respect thereto) for a like amount of new shares (with such new shares having the same basis and holding period as the old); and (ii) an issuance of a number of additional shares having a fair market value equal to the "spread" between the exercise price and the fair market value of the shares for which the NSO is exercised. The optionee's basis in the additional shares will equal the amount of compensation income recognized upon exercise of the NSO and the holding period for such shares will begin on the day the optionee acquires them. This mode of payment does not affect the ordinary income tax liability incurred upon exercise of the NSO described above.

          Upon exercise of an SAR, an optionee will recognize ordinary income in an amount equal to the cash received. The Bank will be entitled to a deduction for tax purposes in the same amount and at the same time as the optionee recognizes ordinary income. Outstanding SARs will result in an expense for financial statement reporting purposes to the extent that the market price of the Common Stock increases during a quarter over the exercise price of the related option, with a corresponding credit in the case of a subsequent decrease in the market price, the credit not to exceed expenses previously recognized.


           APPROVAL OF AMENDMENT TO 1994 DIRECTORS' STOCK OPTION PLAN

          The Corporation's 1994 Directors' Stock Option Plan (the "1994 Directors' Plan") became effective May 11, 1994. The Board of Directors adopted the 1994 Directors' Plan to replenish the number of options which may be granted to eligible directors and to update certain terms contained in the 1990 Directors' Plan. The proposed amendments to the 1994 Directors' Plan primarily increase the number of shares of the Corporation's Common Stock reserved for issuance under the 1994 Directors' Plan from 60,000 shares to 150,000 shares and to update certain terms of the 1994 Directors' Plan as necessary to reflect changes in applicable securities and tax laws.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE AMENDMENTS TO THE 1994 DIRECTORS' PLAN.

          The following description of certain provisions of the 1994 Directors' Plan, as proposed to be amended, is qualified in its entirety by reference to the complete text of the Plan attached hereto as Exhibit B.

GENERAL.

          Under the 1994 Directors' Plan, up to 150,000 shares of the Corporation's authorized and unissued Common Stock are reserved for issuance. Only the Corporation's Outside Directors are entitled to participate in the 1994 Directors' Plan. Options may be granted under the 1994 Directors' Plan at any time prior to December 31, 2003. On that date the 1994 Directors' Plan will expire, except as to options then outstanding which will remain in effect until the options have been exercised, forfeited or have expired.

SUMMARY OF 1994 DIRECTORS' PLAN TERMS.

   The 1994 Directors' Plan provides for the granting of NSOs. The 1994 Directors' Plan is administered by the entire Board of Directors, although it does not permit any discretion by the Board in determining the timing of, or the persons receiving any, grants. Rather, by its terms, the 1994 Directors' Plan establishes the persons to be granted options, the date of grant, the option price, the number of shares subject to such options and the time or times when each option will become exercisable, in whole or in part. Each year during the term of the 1994 Directors' Plan, each eligible Outside Director will receive an option to purchase 1,050 shares of the Corporation's Common Stock (as adjusted to reflect the 1995 3-for-2 stock split and the 1994 2-for-1 stock split); provided, however, that effective March 1, 1999, the annual option grant will be increased to an option to purchase 2,000 shares at an exercise price equal to 100% of the fair market value (as defined in the 1994 Directors' Plan) of the Corporation's Common Stock on the date of grant. Options will be granted as of the first business day of March of each year. Options expire ten years after the date of grant.

   Payment for shares acquired through the exercise of options issued under the 1994 Directors' Plan may be made either in cash or in shares of Corporation Common Stock, valued at their fair market value determined as of the date of exercise, or in a combination thereof. The 1994 Directors' Plan provides that options granted thereunder will become cumulatively exercisable for up to 33-1/3% of the shares covered thereby after one year and an additional 33-1/3% in each of the next two years. In the event of a change in control or threatened change in control of the Bank or the Corporation, all options granted prior to such change in control or threatened change in control will be immediately exercisable. The term "control" under the 1994 Directors' Plan has the same meaning as under the 1994 Executive Plan.

   The Corporation has taken appropriate steps to assure that issuances of shares of the Corporation's Common Stock pursuant to the exercise of options granted under the 1994 Directors' Plan will comply with the registration requirements of federal and applicable state securities laws, rules and regulations. Compliance with such registration requirements will permit secondary market resales of such shares by the exercising option holder subject, where applicable, to limitations imposed on sales of the Corporation's Common Stock by persons considered "affiliates" of the Corporation.

TAX TREATMENT.

   The NSOs granted and exercised under the 1994 Directors' Plan will have the same tax effects as those granted and exercised under the 1994 Executive Plan. See "Approval of the Amendments to the 1994 Executive Stock Option Plan."


               COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

   Under the Securities Exchange Act of 1934, as amended (the "1934 Act"), the Corporation's directors, executive officers and any person holding more than 10% of the Corporation's Common Stock are required to report their initial ownership of the Corporation's Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established and the Corporation is required to disclose in this Proxy Statement any failure to file such reports by these dates during 1997. Based solely on a review of copies of such reports furnished to the Corporation, or written representations that no reports were required, the Corporation believes that during 1997 all filing requirements applicable to its directors and executive officers were satisfied.


                CERTAIN TRANSACTIONS WITH MANAGEMENT AND OTHERS

   The Bank occasionally extends home mortgage loans, home improvement loans, home equity loans, consumer loans and commercial loans to its directors, officers and employees, and affiliates of the foregoing. Such loans are made in the ordinary course of business, do not, in the opinion of management of the Bank, involve more than the normal risk of collectability or present other unfavorable features, and are made on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with other persons. Where the borrower is also a director of the Bank, it is the policy of the Bank that he must leave the meeting of the Bank's Board of Directors while his loan is being considered and he neither participates in that consideration nor votes on approval of the loan. Messrs. Hendricks, Klett and Taylor or their affiliates, each had one or more loans with the Bank with an aggregate outstanding balance at December 31, 1997 in excess of $60,000. As of that date, those loans aggregated $2,046,505, which represented approximately 8.8% of the capital of the Bank at December 31, 1997. Those loans were all made in accordance with the policy described above.


                               OTHER INFORMATION

AUDITORS

   The firm of Lindgren, Callihan, Van Osdol & Co., Ltd. ("Lindgren") has acted as independent auditor of the Corporation for the year 1997. While the Corporation has been satisfied with the services of Lindgren, it has not yet appointed an independent auditor for the year 1998 as the audit committee has solicited several proposals from different independent auditors, including Lindgren, for the year 1998. A representative of Lindgren is expected to be present at the Annual Meeting of Shareholders to respond to appropriate questions and, if the representative so desires, to make a statement.

SHAREHOLDER PROPOSALS

   Shareholder proposals must be received by the Corporation no later than December 1, 1998 in order to be considered for inclusion in next year's annual meeting proxy statement.

OTHER AGENDA ITEMS

   The Board of Directors has not been informed and is not aware that any other matters will be brought before the meeting. However, proxies may be voted with discretionary authority with respect to any other matters that may properly be presented at the meeting or any adjournment thereof.

                       BY ORDER OF THE BOARD OF DIRECTORS



                       JAMES P. KELLEY
                       Executive Vice President and Secretary

Beloit, Wisconsin
April 1, 1998

   A COPY (WITHOUT EXHIBITS) OF THE CORPORATION'S ANNUAL REPORT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-KSB FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997 IS AVAILABLE WITHOUT CHARGE TO EACH RECORD OR BENEFICIAL OWNER OF SHARES OF THE CORPORATION'S COMMON STOCK AS OF MARCH 20, 1998 ON THE WRITTEN REQUEST OF SUCH PERSON DIRECTED TO: JESSE L. CALKINS, SENIOR VICE PRESIDENT AND TREASURER, BLACKHAWK BANCORP, INC., 400 BROAD STREET, BELOIT, WISCONSIN 53511.

                                                                       EXHIBIT A

                             BLACKHAWK BANCORP, INC.

                        1994 EXECUTIVE STOCK OPTION PLAN


                                   I. PURPOSE


         1.01 Establishment of Plan. The purpose of this Plan is to promote the growth and development of Blackhawk Bancorp, Inc. ("Bancorp") by providing increased incentives for key salaried employees of Bancorp and of any present or future Subsidiaries. A "Subsidiary" as used herein shall mean Blackhawk State Bank (the "Bank") or any other corporation in which Bancorp or another corporation qualifying as a Subsidiary within this definition owns 50% or more of the total combined voting power of all classes of stock. This Plan provides for the granting of (i) incentive stock options ("ISOs") intended to qualify as such within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended from time to time (the "Code"), (ii) nonqualified stock options ("NSOs") and (iii) stock appreciation rights ("SARs").

                          II. SHARES SUBJECT TO OPTION

         2.01 Available Shares. The total number of shares of Bancorp's common stock, $0.01 par value, available for options of whatever type under this Plan shall be 405,000 (as adjusted to reflect the 1995 3-for-2 stock split, the 1994 2-for-1 stock split and the addition of 225,000 shares in 1998). The shares may be authorized but unissued stock or stock issued and reacquired by Bancorp. Shares subject to and not issued under an option which expires, terminates or is cancelled for any reason during the term of the Plan shall again become available for the granting of options under the Plan.

         2.02 Changes in the Number of Available Shares. In the event of any recapitalization, stock split or reverse split, combination or exchange of shares, stock dividend, merger in which Bancorp is the surviving corporation, combination or exchange of shares, or other capital change affecting the common stock of Bancorp, the Committee (defined in paragraph 3.01 hereof) shall make, subject to the approval of the Board of Directors of Bancorp, equitable and appropriate changes in the aggregate number and kind of shares available for which options may be granted under the Plan and in the number, price and kind of shares covered by options granted or to be granted under the Plan, provided that no changes shall be made in any ISO which would cause such option to fail to continue to qualify as an incentive stock option within the meaning of Section 422 of the Code.

                               III. ADMINISTRATION

         3.01 Administration by the Committee. The Plan shall be administered by a stock option committee (the "Committee"). The Committee members shall, at all times, qualify as "non-employee directors" pursuant to Rule 16b-3 under the Securities Exchange Act of 1934 and as "outside directors" pursuant to the requirements of Section 162(m) of the Internal Revenue Code.

The Committee shall have the power, subject to and within the limits of the express provisions of the Plan:

         (a) to determine from time to time which of the eligible persons shall be granted options under the Plan, the type of options, and the time or times when, and the price per share and number of shares for which, an option or options shall be granted to such persons;

         (b) to prescribe the other terms and provisions (which need not be identical) of each option granted under the Plan to eligible persons;

         (c) to construe and interpret the Plan and options granted under it, and to establish, amend and revoke rules and regulations for Plan administration. The Committee, in the exercise of this power, may correct any defect or supply any omission, or reconcile any inconsistency in the Plan, or in any option agreement, in the manner and to the extent it shall deem necessary or expedient to make the Plan fully effective. All decisions and determinations by the Committee in exercising this power shall be final and binding upon Bancorp and the optionees; and

         (d) generally, to exercise such powers and to perform such acts as are deemed necessary or expedient to promote the best interests of Bancorp with respect to the Plan.

                           IV. ELIGIBILITY FOR OPTIONS

         4.01 Key Employees. Key salaried employees of Bancorp or any Subsidiary shall be eligible to receive ISOs, NSOs, and SARs.

         4.02 Grants. The Committee may from time to time grant options to one or more eligible persons. Further, the Committee may grant SARs to eligible persons in accordance with Article VIII.

                         V. OPTION TERMS AND CONDITIONS

         5.01 Option Contracts. Options granted hereunder shall be evidenced by option contracts containing such terms and conditions as the Committee shall establish from time to time consistent with the Plan. Option contracts need not be identical but each option contract shall, as appropriate, contain language including the substance of the following provisions:

         (a) Number of Shares. Each option contract shall state the number of shares to which it pertains; provided, however, that in no calendar year may any eligible employee receive an option to purchase more than 45,000 shares.

         (b) Exercise Price. The exercise price for each ISO shall be not less than 100% of the fair market value of the share on the date such option is granted. The price for each NSO shall be not less than 90% of the fair market value of the share on the date such NSO is granted. For all purposes of the Plan, fair market value shall mean the closing price for the shares in the over-the-counter market on the valuation date, as reported by NASDAQ (the National Association of Securities Dealers, Inc. Automatic Quotation System). In the absence of reported sales on NASDAQ on any trading date, fair market value shall be the average of the reported closing bid and asked price for the stock on NASDAQ on such date. In the event the shares are not quoted in NASDAQ, then the fair market value shall be determined by calculating the average between the asked and bid prices quoted on such date in the "pink sheets" by each market maker in the shares, and then calculating the average of such averages. Notwithstanding any other provision in this Plan, for any eligible employee who, at the time an ISO is granted, owns (directly and under the attributable rules of Section 425(d) of the Code) stock possessing more than 10% of the total combined voting power of Bancorp (or any parent or Subsidiary) the option price under such ISO shall be not less than 110% of the fair market value of the shares subject to such ISO and such option, by its terms, shall not be exercisable after the expiration of five years from the date such option is granted.

         (c) Vesting of Options. Options may be exercised only in accordance with the terms of each option contract, but no option shall be exercisable until the optionee has completed at least the number of years of continuous employment from the date of grant of each option as follows, and then the same shall be exercisable for any amount of shares covered by such option up to the maximum percentage of shares covered thereunder as follows:

        Number of Completed Years                Maximum Percentage of
        of Continuous Employment                 Shares Becoming Exercisable
        After the Date of Option Grant           Under the Option
        ------------------------------           ----------------

        Less than 1 year                         Zero
        At least 1 but less than 2               33 1/3%
        At least 2 but less than 3               66 2/3%
        At least 3 years                         100%

except and to the extent otherwise provided in Article VI hereof or in the event of a change in control or threatened change in control of Bancorp. In such event, all options granted prior to such change in control or threatened change in control shall become immediately exercisable. For purposes of this Plan, the term "control" shall refer to the acquisition of beneficial ownership of 10% or more of the voting securities of Bancorp by any person or persons acting as a group within the meaning of Section 13(d) of the Securities Exchange Act of 1934; provided, however, that for purposes of the Plan no change in control or threatened change in control shall be deemed to have occurred if prior to the acquisition of, or offer to acquire, beneficial ownership of 10% or more of the voting securities of Bancorp, the Disinterested Directors (as defined in Bancorp's Articles of Incorporation) shall have adopted, by not less than a two-thirds majority vote, a resolution specifically approving such acquisition or offer. The term "person" refers to an individual or a corporation, partnership, trust, Association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or any other form of entity not specifically listed herein. No fractional shares shall be issuable on exercise of any option and if the application of the maximum percentage set forth above would result in a fractional share, the number of shares exercisable shall be rounded up to the next full share. Finally, the maximum fair market value of Bancorp stock (determined at the time of grant) covered by ISOs that first become exercisable by any optionee in any calendar year is limited to $100,000.

         (d) Term of Options and Restriction on Exercise. An NSO granted in conjunction with an SAR under paragraph 8.01 shall only be exercisable during the period beginning on the third business day following the date of release of quarterly or annual summary statements of operations and ending on the twelfth business day following such date (the "Window Period"). All rights to exercise an ISO or NSO shall expire ten years from the date such option is granted, unless the Committee designates an earlier expiration date. Although Bancorp intends to exert its best efforts so that the shares purchasable upon the exercise of an option will be registered under, or exempt from the registration requirements of the federal Securities Act of 1933 and any applicable state securities law at the time the option becomes exercisable, if the exercise of an option would otherwise result in the violation by Bancorp of any provision of such Act or of any state securities law, Bancorp may require that such exercise be deferred until Bancorp has taken appropriate action to avoid any such violation.

         (e) Nontransferability. Except as provided in Section VI hereof:

           (i) no options granted pursuant to the Plan shall be transferable except by will or the laws of descent and distribution, and shall be exercisable during the optionee's lifetime only by the optionee or by his/her guardian or legal representative; and

           (ii) no options or any privileges pertaining thereto or under the Plan shall be transferred, assigned, pledged or hypothecated in any way, whether by operation of law or otherwise, nor be subject to execution, attachment or similar process.

         (f) Method of Exercise and Payment of Purchase Price. Subject to (c) above, an option may be exercised, as to all or part of the shares covered by the option, by the optionee delivering to the Committee at its principal business office on any business day, a written notice specifying the number of shares the optionee desires to purchase. The option price shall be paid in full in cash or, in the discretion of the Committee, in shares of stock of Bancorp, valued at its fair market value determined as of the date of exercise, or in a combination thereof.

         5.02 Rights as Shareholder. An optionee shall not be deemed the holder of any shares covered by an option until such shares are fully paid and issued to him/her after exercise of such option.

                          VI. TERMINATION OF EMPLOYMENT

         6.01 Death. In the event of the death of an optionee while in the employ of Bancorp or its Subsidiaries, the options then held by such optionee, whether or not otherwise exercisable at the time of such death, may be exercised, by the estate of the optionee or by a person who acquired the right to exercise such options by bequest or inheritance from such optionee, within one year after the date of such death, but not later than the date on which the options would otherwise expire. Any options or portions thereof not so exercised shall terminate.

         6.02 Disability. If the employment of an optionee is terminated by reason of disability (in case of an ISO, as defined in Section 105(d)(4) of the Code and in case of an NSO, as determined by the Committee), the options then held by such optionee may be exercised, whether or not otherwise exercisable at the time of such termination, within one year after such termination, but not later than the date on which the options would otherwise expire. Any options or portions thereof not so exercised shall terminate.

         6.03 Other Termination. If the employment of an optionee is terminated for any reason other than such death or disability, but is not terminated for cause, options then held by such optionee to the extent that the same are exercisable on the date of such termination shall be exercisable at any time within three months thereafter, but not later than the date on which the options would otherwise expire. Notwithstanding the foregoing, an optionee whose employment is terminated by retirement in accordance with Bancorp's normal retirement policies, as determined by the Committee, shall be permitted to exercise any options held by such optionee, whether or not exercisable at the time of such termination, within three months after the date of such termination, but not later than the date on which the options would otherwise expire; and, further, an optionee whose employment is voluntarily or involuntarily terminated within six months after a change in control of Bancorp, as defined in paragraph 5.01(c) hereof, shall be permitted to exercise any options then held by such optionee, whether or not exercisable at the time of such termination, within three months after the date of such termination but not later than the date on which the options would otherwise expire. However, notwithstanding any other provision of the Plan, if the employment of an optionee is terminated for cause, as determined by the Committee, all options then held by such optionee shall be deemed terminated and not exercisable by such optionee.

         6.04 Transfers and Leaves. A change in employment from Bancorp to a Subsidiary, or vice versa, shall not constitute termination of employment for purposes of the Plan. The Committee may determine that for purposes of the Plan, an optionee who is on leave of absence (but in the case of ISOs, only to the extent that his/her employment is not determined to be interrupted thereby for purposes of Section 422 of the Code) will still be considered as in the continuous employment of Bancorp or a Subsidiary.

                          VII. CORPORATE SALE OR CHANGE

         7.01 Sale of Bancorp. In the event Bancorp is a party to a reorganization or merger or consolidation with another corporation and Bancorp is not the surviving corporation, or substantially all the property or stock of Bancorp is acquired, or in case of the dissolution or liquidation of Bancorp, the Committee shall, subject to the approval of the Board of Directors of Bancorp, or the board of directors of any corporation assuming the obligations of Bancorp hereunder, take action regarding all outstanding and unexercised options pursuant to either clause (a) or (b) below.

         (a) Appropriate provisions may be made for the protection of such options by the substitution on an equitable basis of appropriate shares of Bancorp, or of the merged, consolidated or otherwise reorganized corporation, provided only that the excess of the aggregate fair market value of the shares subject to such options immediately before such substitution over the purchase price thereof is not more than the excess of the aggregate fair market value of the substituted shares made subject to option immediately after such substitution over the purchase price thereof; or

         (b) Upon written notice to the optionees, the Committee may accelerate the time period after which all options are exercisable in full and may require that all options must be exercised within a specific number of days of the date of such notice or they will be terminated on a stated date (the "Advanced Termination Date").

         7.02 Special Rule. If Bancorp gives the notice provided by clause (b) of paragraph 7.01 to any optionee who would incur liability to Bancorp for recapture of profits, under Section 16(b) of the Securities Exchange Act of 1934, as amended, as a result of the purchase of shares upon the exercise of such option and the subsequent disposition of those shares in the transaction upon which such notice was based, then the following provisions shall apply. Any such optionee may elect, at any time prior to the Advance Termination Date, to request Bancorp in writing to repurchase such option. If such written request is made, such option thereupon shall cease to be exercisable and promptly after the Advanced Termination Date Bancorp shall repurchase such option for an amount of cash (less normal state and federal withholding taxes) equal to the excess of the fair market value on the Advanced Termination Date of the shares which were subject to the option over the option exercise price.

                         VIII. STOCK APPRECIATION RIGHTS

         8.01 SAR Grants. Stock Appreciation Rights ("SARs") may be granted by the Committee in conjunction with any NSO granted under this Plan, at the time of the grant of such NSO, on the basis of up to .5 SAR for each share subject to an NSO. All of the terms of this Plan respecting NSOs shall also apply to SARs, subject to the further special rules of this Article and such other terms and conditions not inconsistent therewith as the Committee may determine. Accordingly, each SAR by its terms shall (1) become exercisable only when and to the extent that the underlying NSO is exercised, (2) become transferable only when the underlying NSO is transferable and under the same conditions, and (3) expire when the underlying NSO expires.

         8.02 Method of Exercise. SARs may be exercised by an optionee exercising the underlying NSO or applicable portion thereof. An optionee may not exercise an SAR if the underlying NSO has not been exercised. As provided in paragraph 8.01 above, SARs shall be exercisable at such time or times and only to the extent that the underlying NSO is exercised; further, with respect to employees who are officers or directors of Bancorp, SARs may be exercised only during such periods of time as such may be allowed by Rule 16b-3 under the Securities Exchange Act of 1934. To the extent that an NSO is exercised without a simultaneous exercise of the related SARs, the related SARs shall terminate. Notwithstanding the foregoing, if an Optionee elects to have Bancorp repurchase an option pursuant to paragraph 7.02 above, the related SARs shall be deemed exercised as of the Advanced Termination Date.

         8.03 Payment. Upon such exercise of an SAR the optionee shall become entitled to receive in cash (less normal state and federal withholding taxes) the economic value of such SAR. Such economic value shall be equal to the excess of the fair market value (determined on the date of exercise of such SAR) of one share of stock over the option price per share specified in the underlying NSO, multiplied by the number of SARs exercised.

                                IX. MISCELLANEOUS

         9.01 Term of Plan and Effective Date. The Board of Directors of Bancorp adopted the Plan on March 9, 1994, to become effective upon approval by the shareholders of Bancorp at the 1994 annual meeting. Options may be granted under this Plan at any time prior to December 31, 2003; on which date the plan shall expire, except as to outstanding options, which options shall remain in effect until they have been exercised or have expired.

         9.02 No Employment Retention Agreement Intended. The grant of an option hereunder shall not be deemed to imply the right to continued employment in any capacity by Bancorp or a Subsidiary and shall not constitute an employment agreement of any kind.

         9.03 Separate Plan. This Plan is separate and independent from any other stock option plan or similar plan of Bancorp.

         9.04 Amendment or Discontinuance. The Board of Directors of Bancorp may amend or discontinue this Plan at any time, but may not, without the consent of the optionee to whom an option has been granted, make any alteration in such option which would adversely affect the same, or (except as provided in paragraph 2.02 hereof) without the approval of the shareholders of Bancorp, make any modification if shareholder approval of such modification would be required as a condition of compliance with Rule 16b-3 under the Securities Exchange Act of 1934, or so alter the Plan with respect to ISOs that ISOs issued under it would fail to meet the requirements for incentive stock options under Section 422 of the Code.

         9.05 Liability. No member of the Board of Directors, or the Committee, or the officers or employees of Bancorp shall be personally liable for any action, omission or determination made in good faith in connection with the Plan.

         9.06 Government and Other Regulations. The obligations of Bancorp to sell and deliver shares of stock under this Plan shall be subject to all applicable laws, rules and regulations and the obtaining of all such approvals by the governmental agencies as may be deemed necessary or desirable by the Board of Directors of Bancorp, including (without limitation) the satisfaction of all applicable federal, state and local tax withholding requirements.

         9.07 Withholding Taxes. The Committee may require, as a condition to the exercise of a NSO, that the optionee concurrently pay to Bancorp, the entire amount or portion of any taxes which Bancorp is required to withhold by reason of such exercise, in such amount as the Committee or Bancorp in its discretion may determine. The required withholding may be paid in cash or in the discretion of the Committee, in shares of stock of Bancorp to be issued upon exercise, valued at its fair market value as of the date the withholding obligation arises, or in a combination thereof. No distribution under the Plan shall be made in fractional shares of Bancorp's common stock but the proportional fair market value thereof shall be paid in cash.

         9.08 Governing Law. This Plan and any option contracts extended pursuant hereto shall be interpreted and enforced in accordance with the laws of the State of Wisconsin.

                                                                       EXHIBIT B

                             BLACKHAWK BANCORP, INC.

                        1994 DIRECTORS' STOCK OPTION PLAN

                                   I. PURPOSE

         1.01 Establishment of Plan. The purpose of this Plan is to promote the growth and development of Blackhawk Bancorp, Inc. ("Bancorp") by providing increased incentives for directors of Bancorp. This Plan provides for the granting of nonqualified stock options ("NSOs").

                          II. SHARES SUBJECT TO OPTION

         2.01 Available Shares. The total number of shares of Bancorp's common stock, $0.01 par value, available for issuance under this Plan shall be 150,000 (as adjusted to reflect the 1995 3-for-2 stock split, the 1994 2-for-1 stock split and the addition of 90,000 shares in 1998). The shares may be authorized but unissued stock or stock issued and reacquired by Bancorp. Shares subject to and not issued under an option which expires, terminates or is cancelled for any reason during the term of the Plan shall again be available for the granting of options under the Plan.

         2.02 Changes in the Number of Available Shares. In the event of any recapitalization, stock split or reverse split, combination or exchange of shares, stock dividend, merger in which Bancorp is the surviving corporation, combination or exchange of shares, or other capital change affecting the common stock of Bancorp, the Board of Directors of Bancorp shall make equitable and appropriate changes in the aggregate number and kind of shares available for which options may be granted under the Plan and in the number, price and kind of shares covered by options granted or to be granted under the Plan.

                               III. ADMINISTRATION

         3.01 Administration by the Board. This Plan shall be administered by the entire Board of Directors of Bancorp (the "Board"). The Board shall have the power, subject to and within the limits of the express provisions of the Plan, to exercise such powers and to perform such acts as are deemed necessary or expedient to promote the best interests of Bancorp with respect to the Plan.

                           IV. ELIGIBILITY FOR OPTIONS

         4.01 Directors. Any director of Bancorp (except those eligible to participate in the Blackhawk Bancorp, Inc. 1994 Executive Stock Option Plan) shall be eligible to receive NSOs.

         4.02 Option Grants. Each year during the term of this Plan, each eligible director of Bancorp shall receive an option to purchase 1,050 shares (as adjusted to reflect the 1995 3-for-2 stock split and the 1994 2-for-1 stock split); provided, however that effective March 1, 1999, the annual option grant shall be increased to an option to purchase 2,000 shares. Options shall be deemed granted as of the first business day of March of each year, and continue until the earliest of the date on which (a) all available shares have been granted, (b) the Plan expires pursuant to

8.01, or (c) the Plan is amended to eliminate future grants. If there are not sufficient available shares to grant each eligible director an option to purchase the number of shares described above, each eligible director shall receive an option to purchase an equal number of the remaining available shares, determined by dividing the remaining available shares by the number of eligible directors.

                         V. OPTION TERMS AND CONDITIONS

         5.01 Option Contracts. Options granted hereunder shall be evidenced by option contracts containing such terms and conditions as the Board of Directors shall establish from time to time consistent with the Plan. Option contracts need not be identical but each option contract shall, as appropriate, contain language including the substance of the following provisions:

         (a) Number of Shares and Price. Each option contract shall state the number of shares to which it pertains and the option price therefor. Such price for each NSO shall be 100% of the fair market value of the share on the date such NSO is granted. For all purposes of the Plan, fair market value shall mean the closing price for the shares on the valuation date, as reported by NASDAQ (the National Association of Securities Dealers, Inc. Automatic Quotation System). In the absence of reported sales on NASDAQ on any trading date, fair market value shall be the average of the reported closing bid and asked prices for the stock on NASDAQ on such date. In the event the shares are not quoted in NASDAQ, then the fair market value shall be determined by calculating the average between the asked and bid prices quoted on such date in the "pink sheets" by each market maker in the shares, and then calculating the average of such averages.


         (b) Vesting of Options. Options may be exercised only in accordance with the terms of each option contract, but no option shall be exercisable until the optionee has completed at least the number of years of continuous service as a director from the date of grant of each option as follows, and then the same shall be exercisable for any amount of shares covered by such option up to the maximum percentage of shares covered thereunder as follows:

     Number of Completed Years                 Percentage of Shares
     of Continuous Service                     Becoming Exercisable
     After the Date of Option Grant            Under the Option
     ------------------------------            --------------------
              Less than 1 year                          Zero
              At least 1 but less than 2                33 1/3%
              At least 2 but less than 3                66 2/3%
              At least 3 years                          100%

except and to the extent otherwise provided in Article VI hereof or in the event of a change in control or threatened change in control of Bancorp. In such event, all options granted prior to such change in control or threatened change in control shall become immediately exercisable. For purposes of this Plan, the term "control" shall refer to the acquisition of beneficial ownership of 10% or more of the voting securities of Bancorp by any person or persons acting as a group within the meaning of Section 13(d) of the Securities Exchange Act of 1934; provided, however, that for purposes of the Plan no change in control or threatened change in control shall be deemed to have occurred if prior to the acquisition of, or offer to acquire, beneficial ownership of 10% or more of the voting securities of Bancorp, the Disinterested Directors (as defined in Bancorp's Articles of Incorporation) shall have adopted, by not less than a two-thirds majority vote, a resolution specifically approving such acquisition or offer. The term "person" refers to an individual or a corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or any other form of entity not specifically listed herein. No fractional shares shall be issuable on exercise of any option and if the application of the maximum percentage set forth above would result in a fractional share, the number of shares exercisable shall be rounded up to the next full share.

         (c) Term of Options and Restriction on Exercise. All rights to exercise an NSO shall expire ten years from the date such option is granted. Although Bancorp intends to exert its best efforts so that the shares purchasable upon the exercise of an option will be registered under, or exempt from the registration requirements of the federal Securities Act of 1933 and any applicable state securities law at the time the option becomes exercisable, if the exercise of an option would otherwise result in the violation by Bancorp of any provision of such Act or of any state securities law, Bancorp may require that such exercise be deferred until Bancorp has taken appropriate action to avoid any such violation.

         (d) Nontransferability. Except as provided in Section VI hereof:

              (i) no options granted pursuant to the Plan shall be transferable except by will or the laws of descent and distribution, and shall be exercisable during the optionee's lifetime only by the optionee or by his/her guardian or legal representative; and

              (ii) no options or any privileges pertaining thereto or under the Plan shall be transferred, assigned, pledged or hypothecated in any way, whether by operation of law or otherwise, nor be subject to execution, attachment or similar process.

           (e) Method of Exercise and Payment of Purchase Price. An option may be exercised, as to all or part of the shares covered by the option, by the optionee delivering to the Board of Directors at its principal business office on any business day, a written notice specifying the number of shares the optionee desires to purchase. The option price shall be paid in full in cash or, in the discretion of the Board of Directors, in shares of stock of Bancorp, valued at their fair market value determined as of the date of exercise, or in a combination thereof.

         5.02 Rights as Shareholder. An optionee shall not be deemed the holder of any shares covered by an option until such shares are fully paid and issued to him/her after exercise of such option.

                           VI. TERMINATION OF SERVICE

         6.01 Death. In the event of the death of an optionee while in the service of Bancorp, the options then held by such optionee, whether or not otherwise exercisable at the time of such death, may be exercised, by the estate of the optionee or by a person who acquired the right to exercise such options by bequest or inheritance from such optionee, within one year after the date of such death, but not later than the date on which the options would otherwise expire. Any options or portions thereof not so exercised shall terminate.

         6.02 Disability. If the service of an optionee is terminated by reason of disability, as determined by the Board of Directors, the options then held by such optionee may be exercised, whether or not otherwise exercisable at the time of such termination, within one year after such termination, but not later than the date on which the options would otherwise expire. Any options or portions thereof not so exercised shall terminate.

         6.03 Other Termination. If the service of an optionee is terminated for any reason other than such death or disability, but is not terminated for cause, options then held by such optionee to the extent that the same are exercisable on the date of such termination shall be exercisable at any time within three months thereafter, but not later than the date on which the options would otherwise expire. Notwithstanding the foregoing, an optionee whose service is terminated by retirement in accordance with Bancorp's normal retirement policies, as set forth in Bancorp's bylaws, shall be permitted to exercise any options held by such optionee, whether or not exercisable at the time of such termination, within three months after the date of such termination, but not later than the date on which the options would otherwise expire; and, further, an optionee whose service is voluntarily or involuntarily terminated within six months after a change in control of Bancorp, as defined in paragraph 5.01(b) hereof, shall be permitted to exercise any options then held by such optionee, whether or not exercisable at the time of such termination, within three months after the date of such termination but not later than the date on which the options would otherwise expire. However, notwithstanding any other provision of the Plan, if the employment of an optionee is terminated for cause, as determined by the Board, all options then held by such optionee shall be deemed terminated and not exercisable by such optionee.

                          VII. CORPORATE SALE OR CHANGE

         7.01 Sale of Bancorp. In the event Bancorp is a party to a reorganization or merger or consolidation with another corporation and Bancorp is not the surviving corporation, or substantially all the property or stock of Bancorp is acquired, or in case of the dissolution or liquidation of Bancorp, the Board of Directors of Bancorp, or the board of directors of any corporation assuming the obligations of Bancorp hereunder, shall take action regarding all outstanding and unexercised options pursuant to either clause (a) or (b) below.

         (a) Appropriate provisions may be made for the protection of such options by the substitution on an equitable basis of appropriate shares of Bancorp, or of the merged, consolidated or otherwise reorganized corporation, provided only that the excess of the aggregate fair market value of the shares subject to such options immediately before such substitution over the purchase price thereof is not more than the excess of the aggregate fair market value of the substituted shares made subject to option immediately after such substitution over the purchase price thereof; or

         (b) Upon written notice to the optionees, the Board of Directors of Bancorp may accelerate the time period after which all options are exercisable in full and may require that all options must be exercised within a specific number of days of the date of such notice or they will be terminated on a stated date (the "Advanced Termination Date").

         7.02 Special Rule. If the Board gives the notice provided by clause (b) of paragraph 7.01 to any optionee who would incur liability to Bancorp for recapture of profits, under Section 16(b) of the Securities Exchange Act of 1934, as amended, as a result of the purchase of shares upon the exercise of such option and the subsequent disposition of those shares in the transaction upon which such notice was based, then the following provisions shall apply. Any such optionee may elect, at any time prior to the Advance Termination Date, to request Bancorp in writing to repurchase such option. If such written request is made, such option thereupon shall cease to be exercisable and promptly after the Advance Termination Date Bancorp shall repurchase such option for an amount of cash (less normal state and federal withholding taxes) equal to the excess of the fair market value on the Advanced Termination Date of the shares which were subject to the option over the option exercise price.

                               VIII. MISCELLANEOUS

         8.01 Term of Plan and Effective Date. The Board of Directors of Bancorp adopted the Plan on March 9, 1994, to become effective upon its approval by the shareholders of Bancorp at the 1994 annual meeting. Options may be granted under this Plan at any time prior to December 31, 2003; on which date the Plan shall expire, except as to outstanding options, which options shall remain in effect until they have been exercised or have expired.

         8.02 No Service Retention Agreement Intended. The grant of an option hereunder shall not be deemed to imply the right to continued retention in service in any capacity by Bancorp and shall not constitute a retention agreement of any kind.

         8.03 Separate Plan. This Plan is separate and independent from any other stock option plan or similar plan of Bancorp.

         8.04 Amendment or Discontinuance. The Board of Directors of Bancorp may amend or discontinue this Plan at any time, but may not, without the consent of the optionee to whom an option has been granted, make any modification if shareholder approval of such modification would be required as a condition of compliance with Rule 16b-3 under the Securities Exchange Act of 1934.

         8.05 Liability. No member of the Board of Directors or the officers or employees of Bancorp shall be personally liable for any action, omission or determination made in good faith in connection with the Plan.

         8.06 Government and Other Regulations. The obligations of Bancorp to sell and deliver shares of stock under this Plan shall be subject to all applicable laws, rules and regulations and the obtaining of all such approvals by the governmental agencies as may be deemed necessary or desirable by the Board of Directors of Bancorp, including (without limitation) the satisfaction of all applicable federal, state and local tax withholding requirements.

         8.07 Governing Law. This Plan and any option contracts extended pursuant hereto shall be interpreted and enforced in accordance with the laws of the State of Wisconsin.

         1998 ANNUAL MEETING OF SHAREHOLDERS OF BLACKHAWK BANCORP, INC.
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Dennis M. Conerton, James P. Kelley and Jesse
L. Calkins, and each of them, proxies, each with full power of substitution, to represent and to vote all shares of stock the undersigned is entitled to vote at the Annual Meeting of Shareholders of Blackhawk Bancorp, Inc. to be held at the Country Club Beloit, 2327 Riverside Drive, Beloit, Wisconsin 53511, on Wednesday, May 13, 1998 at 10:00 a.m. (local time), and at any adjournment thereof, hereby revoking any and all proxies previously given.


     (1)  ELECTION OF DIRECTORS:
                                     -   FOR all nominees listed below for         -   WITHHOLD AUTHORITY to vote
                                         for term ending in 2001                       for all nominees listed below for
                                         (except as marked to                          term ending in 2000
                                         the contrary below)



              JAMES P. KELLEY, FREDERICK G. KLETT, ROGER K. TAYLOR

(INSTRUCTION: To withhold authority to vote for any individual nominee, print that nominee's name on the line provided below.)


--------------------------------------------------------------------------------

(2) TO AMEND THE BLACKHAWK BANCORP, INC. 1994 EXECUTIVE STOCK OPTION PLAN AND THE BLACKHAWK BANCORP, INC. 1994 DIRECTORS' STOCK OPTION PLAN.

        __    FOR                   __      AGAINST             __      ABSTAIN


(3) In their discretion on such other matters as may properly come before the meeting or any adjournment thereof, all as set out in the Notice and Proxy Statement relating to the meeting, receipt of which is hereby acknowledged.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PERSONS NAMED IN PROPOSAL 1.

                                Please return promptly in the enclosed envelope.

                                Dated:     , 1998


                                ------------------------------------
                                Signature of shareholder


                                ------------------------------------
                                Signature of shareholder

(Please sign exactly as name appears at left. If stock is owned by more than one person, all owners should sign. Persons signing as executors, administrators, trustees or in similar capacities should so indicate. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by authorized person.)

BLACKHAWK STATE BANK ANNUAL REPORT FOR 1997

Financial Highlights
(in thousands except for per share data)          Years ended December 31,
                                     1997      1996      1995       1994      1993
Interest income                    $14,307   $11,323   $10,582   $ 9,346   $ 9,588
Interest expense                     6,720     5,394     5,079     4,224     4,277
Net interest income                  7,587     5,929     5,503     5,122     5,311
Provision for loan losses              192       145       180       220       120
                                   -------   -------   -------   -------   -------
Net interest income after
  provision for loan losses          7,395     5,784     5,323     4,902     5,191
Gains from sale of securities           --        --        18        --        --
Other operating income,
  less gains from sale
  of securities                      1,536     1,006       760       598       623
Other operating expenses             5,908     4,214     4,028     4,214     3,464
                                   -------   -------   -------   -------   -------
Income before income taxes           3,023     2,576     2,073     1,286     2,350
Income tax expense                   1,067       848       601       346       745
                                   -------   -------   -------   -------   -------
Net Income                         $ 1,956   $ 1,728   $ 1,472   $   940   $ 1,605
                                   =======   =======   =======   =======   =======
Earnings per share (1)             $  0.86   $  0.75   $  0.64   $  0.42   $  0.71
Cash dividend declared
  per share (1)                    $  0.43   $  0.38   $  0.30   $  0.27   $  0.20


                                                 December 31,
                               1997      1996       1995       1994      1993
Total assets                $201,976   $151,484   $155,531   $141,570   $135,181
Securities, net               38,407     35,567     37,366     36,084     34,907
Total loans, net             136,773     98,241     93,548     88,716     86,256
Deposits                     159,050    118,311    119,717    114,738    109,662
Repurchase agreements
  and federal funds
  purchased                   12,231      7,405      9,680      4,047      4,319
Long-term debt                 4,850      2,275      3,629      1,533        186
Total capital                 23,135     22,029     21,189     19,962     19,697

(1) Earnings per share have been restated in accordance with FASB Statement 128,"Earnings Per Share", and have been calculated using the weighted-average number of shares outstanding in each period.

(2) Prices obtained from D.T.N. Quotes. These are bid and ask prices, which do not represent actual transactions.

To Our Shareholders, Customers and Employees

         I am pleased to report that Blackhawk Bancorp, Inc. achieved another year of record earnings in 1997, surpassing our previous record set just one year ago. We continued to serve the financial needs of our customers and in turn increased our profitability through the deployment of our capital, while maintaining our sound financial strength.

Record Financial Performance
         Net income for the year ending December 31, 1997 was a record $1,956,000 increasing 13% compared to $1,728,000 for the year ending December 31, 1996. Earnings per share increased to $.86 from $.75 in 1996. Assets also grew to a new record level of $201,976,000 at December 31, 1997 compared to $151,484,000 at the end of 1996. The acquisition of Rochelle Bancorp, Inc., and its financing subsidiary, Midland Acceptance Corporation, which was completed in the second quarter of the year, played a major part in achieving these increases.
         As I stated in my letter to you last year, we continue to focus our efforts on enhancing the profitability of the Company and leveraging our strong capital base, while placing less emphasis on asset growth. In 1997, I am happy to state that our focus allowed us to once again improve our net interest margin, increasing it to 4.52% of average earning assets from 4.33% in 1996. Our overall return on average assets of 1.07% in 1997 was lower than last year's 1.16% due to the integration of our newly acquired Rochelle banking operations. It should be noted, however, that at our established Blackhawk State Bank of Beloit subsidiary, the return on average assets increased to 1.23% in 1997 from 1.11% in 1996. Return on average equity also continued to increase for the third straight year to 8.61% compared to 7.85% in 1996 and we are committed to the continued improvement of these returns.
         Net interest income for the Company, also a record, was $7,587,000 in 1997, increasing 28% from $5,929,000 in 1996. Contributing to this increase was the acquisition of Rochelle, combined with strong loan demand and the continuing increase in the net interest margin. In 1997, a milestone was achieved as we increased the bank's total loans outstanding to over $100 million, serving the borrowing needs of individuals and businesses in our communities.
         Other operating income totaled a record $1,536,000 for the year 1997. This represents an increase of 53% over the 1996 total of $1,006,000 and was almost twice the level generated two years ago. Service fee income was a part of this profitable growth as well as new mortgage servicing fees generated through the Rochelle operations and the continued positive contribution of the Trust Department and Investment Center.
         In 1997, we continued to meet the goals of our strategic plan which calls for adjusting our deposit mix to become less dependent on high cost time deposits while at the same time growing our demand deposit base. Total average deposits, aided by our acquisition, increased 29% from 1996 to 1997, with average demand deposits increasing by 46% over 1996 levels.

New Heights For Our Shareholders
         In May, 1997, the Board of Directors increased the quarterly dividend paid to shareholders by 10%. We are pleased to note that in the past five years, the cash dividend paid has more than doubled. Additionally, the market price of the Company's stock reached new highs increasing 20% during 1997. In the third quarter of this past year, we announced our new Blackhawk Bancorp, Inc. Dividend Reinvestment Plan. This convenient plan allows our shareholders to use their dividends to cost effectively purchase additional shares in the Company each quarter. The initial response to this plan exceeded our expectations and indicates the confidence our shareholders have in their Company's future.

New Markets And Opportunities
         This was a momentous year for us as Blackhawk Bancorp completed it's first acquisition. Rochelle Bancorp, Inc. officially merged with Blackhawk during the second quarter of 1997. In December, our newly acquired offices in Rochelle and Oregon, Illinois officially changed their names to Blackhawk State Bank, S.B. We expect to merge our two subsidiary banking charters into one and consolidate computer processing systems during the second quarter of 1998. Not only do we expect to offer our customers expanded service options and convenience through this merger, but we also expect to increase profitability through the creation of greater operating efficiencies.
         This acquisition was an important strategic utilization of the Company's strong capital base. We feel that by leveraging our healthy equity position, we will be able to increase shareholder returns. While this acquisition has, as planned, contributed only slightly to our total profit thus far, we are extremely optimistic that we will see an increased contribution to profits from our Illinois offices as we move forward in 1998.
         With the addition of our two new bank locations in Rochelle and Oregon, Illinois, we have the opportunity to introduce our products and services to new markets. We believe we will achieve an even stronger presence in these communities, with the existing friendly staff now able to offer new products such as credit cards, trust services and commercial banking services.
         We continue to seek new opportunities for the Company through acquisitions and expect that this strategy will play a significant role in our future growth and expansion into new markets.
         This past July we targeted another market opportunity and opened an in-store branch office at the new Wal-Mart Super-center in Beloit, Wisconsin. This office is open seven days a week to serve the broad base of customers that use this store.
         In March of 1998, we will open another office in Roscoe, Illinois. The neighboring communities of Roscoe and Rockton are located in one of the fastest growing areas in northern Illinois. Prior to this year, banking regulations did not allow us to cross state lines to serve this growing market, so we are especially excited about the opportunities to offer our personal, community-focused style of banking to the individuals and businesses in this area.

Technological Improvements
         As always, your Company continues to stay abreast of technological advances in our industry. In 1998 we will make significant investments in new computer hardware and software. These upgrades will allow us to more efficiently process data and communicate throughout all of our offices. We have also upgraded our teller platform to a more efficient and customer-service oriented system. Challenges that the year 2000 brings to our various computer systems will also be addressed with these capital expenditure commitments.

Organization And Staff
         In the past, present and future, the dedication of our employees has been and will be a key ingredient in the formula for our prosperity. While many employees have been with us for years, we have also continued to welcome new professionals with expertise in a variety of areas. In 1997, we said goodbye to a valued employee whose service to the customers of Blackhawk State

Bank was a part of the banks history for 44 years. Our Trust Officer, Dorothy Burton, retired this past May. Dorothy had the unique distinction of working her entire adult life for the bank, serving in a variety of different capacities. We are pleased to still see Dorothy in the bank frequently and we wish her well in her retirement.

Future Outlook
         This past year was most gratifying as we embarked upon new growth opportunities and expanded the geographic markets of the Company. We continue to look forward with enthusiasm, while remembering the philosophies and values that have guided us through our 116 year history.
         We will strive to continue our profitable growth, focusing on leveraging our strong capital base and maintaining our competitive efficiencies. We will utilize technological improvements where necessary to expand our financial product offerings and increase our customer service capabilities, while still maintaining our personalized approach of knowing our customers. These core strategies have been a cornerstone of our success in the past and will be in the future.
         We greatly value the relationships we have developed with our customers and appreciate the personal efforts of each of our officers and employees in nurturing and cultivating these important associations. The direction provided by our Board of Directors has been most helpful as we strive to meet the ever-changing challenges of our industry.
         Finally, I thank our shareholders for the confidence they have displayed in our Company and the continued support they have shown us.

Sincerely,

Dennis M. Conerton
President and Chief Executive Officer

Unlocking the Future
Our people are the key.

"A bank is a bank."
Have you ever heard that remark?
Not in this day and age!
Most people are discovering that all banks are not created equal.

Blackhawk State Bank is a different kind of bank.

We have the distinction of being a 117 year old Community Bank, staffed by people who are known for helping families prosper, assisting businesses and reinvesting in the communities we serve.

The key to our success has always been the sound business practices and caring responsiveness of the men and women who lead, manage and operate the bank everyday. As a shareholder and a customer, you can depend on the continued dedication of our employees to take Blackhawk State Bank to ever higher levels of performance.

(back row left to right)
Jesse Calkins, Senior Vice President, Treasurer, CFO - Downtown Office, Beloit Jane LaRoque, Manager - Westside Office, Beloit
Dick Rusch, Vice President Commercial Lending - Downtown Office, Beloit (seated left to right)
Denise Saunders, Assistant Manager - Eastside Office, Beloit
Elaine Ribarich, Manager - Roscoe Office

(left to right)
Mike Weigand, Sales Associate - Cub Foods Office, Beloit
Mariann Murphy, Teller Supervisor - Downtown Office, Beloit
Muriel Carroll-Newton, Assistant Manager - Wal-Mart Office, Beloit Darlene Fridley, Teller - Roscoe Office

We're proud to offer you local management - we live and work in the communities we serve. Understanding the complexities of doing business, we know how to get things accomplished. We take the time to understand your financial goals and dreams, and we care enough about you to help you achieve them.

Many of you know and appreciate the innovative products, first class service and convenience that Blackhawk State Bank has to offer. We thank you for your business through the years, and for telling your friends and families about us. If you don't know us, now is the time to find out just how different banking can be at Blackhawk State Bank.

(left to right)
Richard Ohlinger, President Blackhawk State Bank S.B. - Rochelle Office Joan Mitchell, Office Manager - Midland Acceptance Corp. Rockford Office Dave Eckhardt, Vice President - Blackhawk State Bank S.B. Oregon Office

(left to right)
Jan Ruster, Trust Officer - Downtown Office, Beloit
Shirley Dailey, Accountant - Downtown Office, Beloit
Rick Nelson, Assistant Vice President - Lending -
Downtown Beloit and Roscoe Offices

Consolidated Balance Sheets
Blackhawk Bancorp, Inc. and Subsidiaries


                                                                      December 31,
         ASSETS                                                  1997              1996
Cash and cash equivalents                                  $   8,680,369    $   7,966,929
Federal funds sold and other short-term investments            8,889,224        4,677,596
Securities:
         Held-to-maturity                                     28,919,711       24,864,640
         Available-for-sale                                    9,487,614       10,701,911
Loans held for sale                                            1,023,584          240,000
Loans, net of allowance for loan losses of
    $1,522,669 in 1997 and $1,185,672 in 1996                135,749,604       98,001,019
Bank premises and equipment, net                               4,353,060        3,463,491
Accrued interest receivable                                    1,466,700        1,041,756
Deferred tax assets                                                   --           51,433
Other intangible assets                                        1,850,544               --
Other assets                                                   1,555,185          475,230
                                                           -------------    -------------
                  Total assets                             $ 201,975,595    $ 151,484,005
                                                           =============    =============


LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
Deposits:
         Non-interest bearing                              $  19,571,450    $  23,193,906
         Interest bearing                                    139,479,005       95,116,941
                                                           -------------    -------------
                  Total deposits                             159,050,455      118,310,847
                                                           -------------    -------------
Borrowed funds:
         Short-term borrowings                                12,231,205        7,405,451
         Long-term borrowings                                  4,850,000        2,275,456
                                                           -------------    -------------
                  Total borrowed funds                        17,081,205        9,680,907
                                                           -------------    -------------
Accrued interest payable                                         891,926          680,226
Deferred tax liabilities                                         466,965               --
Other liabilities                                              1,349,868          782,827
                                                           -------------    -------------
                  Total liabilities                          178,840,419      129,454,807
                                                           -------------    -------------

Shareholders' Equity:
         Preferred stock, $.01 par value per share;
               authorized 1,000,000 shares; issued, none              --               --
         Common stock, $.01 par value per share;
                   authorized 1,000,000 shares; issued
                   and outstanding 2,296,414 in 1997 and
                   2,285,864 in 1996                              22,964           22,859
         Additional paid in capital                            7,001,965        6,960,550
         Employee stock options earned                           130,803           94,764
         Retained earnings                                    16,045,371       15,072,129
         Less treasury stock, at cost                           (104,174)         (84,305)
         Net unrealized gains (losses) on securities
                  available-for-sale                              38,247          (11,343)
                                                           -------------    -------------
                                                              23,135,176       22,054,654

         Less: Deferred compensation related to
            employee stock ownership
            plan debt guarantee                                       --          (25,456)
                                                           -------------    -------------
                  Total shareholders' equity                  23,135,176       22,029,198
                  Total liabilities and shareholders'      -------------    -------------
                              equity                       $ 201,975,595    $ 151,484,005
                                                           =============    =============

Consolidated Statements of Income
Blackhawk Bancorp, Inc. and Subsidiaries

                                                                  Years ended December 31,
                                                             1997           1996          1995
Interest income:
Interest and fees on loans                               $11,596,917   $ 8,777,209   $ 8,327,565
         Interest on securities:
               Taxable                                     2,432,713     2,122,793     1,895,205
               Exempt from federal income taxes              151,662       221,105       199,168
               Interest on federal funds sold and
                      other short-term investments           126,334       201,741       160,031
                                                         -----------   -----------   -----------
                           Total interest income          14,307,626    11,322,848    10,581,969
                                                         -----------   -----------   -----------
Interest expense:
         Interest on deposits                              5,931,156     4,578,120     4,485,677
         Interest on short-term borrowings                   612,193       642,894       379,219
         Interest on long-term borrowings                    177,025       173,090       214,223
                                                         -----------   -----------   -----------
                           Total interest expense          6,720,374     5,394,104     5,079,119
                                                         -----------   -----------   -----------
                           Net interest income             7,587,252     5,928,744     5,502,850
         Provision for loan losses                           191,777       145,000       180,000
                                                         -----------   -----------   -----------
                           Net interest income after
                             provision for loan losses     7,395,475     5,783,744     5,322,850
                                                         -----------   -----------   -----------
Other operating income:
         Trust department income                             167,824       121,739        87,826
         Service charges and fees                            896,627       568,951       467,800
         Loan servicing fees                                  94,812            --            --
         Realized gains on securities                             --            --        17,785
         Gain on sale of loans                                65,443        75,372        37,996
         Other income                                        311,596       239,735       166,496
                                                         -----------   -----------   -----------
                    Total other operating income           1,536,302     1,005,797       777,903
                                                         -----------   -----------   -----------
Other operating expenses:
         Salaries and wages                                2,436,229     1,767,328     1,640,139
         Employee benefits                                   630,597       436,445       357,297
         Occupancy expense, net                              426,388       309,313       300,160
         Furniture and equipment                             329,038       349,928       383,072
         Data processing                                     444,659       320,109       299,447
         Federal deposit insurance premiums                   32,121         2,000       127,272
         Professional fees                                   342,257       199,373       207,417
         Advertising and marketing                           138,610       112,790       118,236
         Goodwill amortization                               137,272            --            --
         Other operating expenses                            991,506       716,319       595,083
                                                         -----------   -----------   -----------
                    Total other operating expenses         5,908,677     4,213,605     4,028,123
                                                         -----------   -----------   -----------
                    Income before income taxes             3,023,100     2,575,936     2,072,630
         Provision for income taxes                        1,067,521       847,661       600,743
                                                         -----------   -----------   -----------
                        Net income                       $ 1,955,579   $ 1,728,275   $ 1,471,887
                                                         ===========   ===========   ===========
                        Earnings per share               $       .86   $       .75   $       .64
                        Diluted earnings per share       $       .82   $       .73   $       .63
                        Dividends per share              $       .43   $       .38   $       .30


Consolidated Statements of Shareholders' Equity
Blackhawk Bancorp, Inc. and Subsidiaries


                                                         Net Unrealized                                      Gains (Losses) on
                                                           Additional                                            Securities
                                                Common      Paid in        Stock        Retained      Treasury    Available
                                                Stock       Capital       Options       Earnings       Stock       for Sale
Balance, December 31, 1994                   $  15,006     $ 6,791,012    $ 26,642    $13,421,900    $       --  $(159,701)
Net income                                                                              1,471,887
Principal payments on ESOP loan
Cash dividends declared on
 common stock, $.30 per share                                                            (676,140)
Net change in unrealized gains (losses)
 on securities available-for-sale                                                                                  196,815
Stock Split                                      7,593                                     (7,611)
Compensatory employee stock options:
  Recognized                                                                33,697
  Exercised                                        227         155,358      (8,174)
                                             -----------------------------------------------------------------------------
Balance, December 31, 1995                      22,826       6,946,370      52,165     14,210,036                   37,114

Net income                                                                              1,728,275
Principal payments on ESOP loan
Cash dividends declared on common
  stock, $.38 per share                                                                  (866,182)
Purchase of stock for treasury,
  7,578 shares at $11.13 per share                                                                      (84,305)
Net change in unrealized gains (losses)
  on securities available-for-sale                                                                                 (48,457)
Compensatory employee stock options:
  Recognized                                                                42,654
  Exercised or expired                              33          14,180         (55)
                                             -----------------------------------------------------------------------------
Balance, December 31, 1996                      22,859       6,960,550      94,764     15,072,129       (84,305)   (11,343)

Net income                                                                              1,955,579
Principal payments on ESOP loan
Cash dividends declared on common
 stock, $.43 per share                                                                   (982,337)
Purchase of stock for treasury,
  1,700 shares at $11.69 per share                                                                      (19,869)
Net change in unrealized gains (losses)
   on securities available-for-sale                                                                                 49,590
Compensatory employee stock options:
  Recognized                                                                36,039
  Exercised or expired                             105          41,415
                                             -----------------------------------------------------------------------------
Balance, December 31, 1997                   $  22,964     $ 7,001,965    $130,803    $16,045,371    $ (104,174) $  38,247
                                             =============================================================================


                                                 Other         Total
Balance, December 31, 1994                  $ (132,599)    $ 19,962,260
Net income                                                    1,471,887
Principal payments on ESOP loan                 53,572           53,572
Cash dividends declared on
 common stock, $.30 per share                                  (676,140)
Net change in unrealized gains (losses)
 on securities available-for-sale                               196,815
Stock Split                                                         (18)
Compensatory employee stock options:
  Recognized                                                     33,697
  Exercised                                                     147,411
                                           ----------------------------
Balance, December 31, 1995                     (79,027)      21,189,484

Net income                                                    1,728,275
Principal payments on ESOP loan                 53,571           53,571
Cash dividends declared on common
  stock, $.38 per share                                        (866,182)
Purchase of stock for treasury,
  7,578 shares at $11.13 per share                              (84,305)
Net change in unrealized gains (losses)
  on securities available-for-sale                              (48,457)
Compensatory employee stock options:
  Recognized                                                     42,654
  Exercised or expired                                           14,158
                                           ----------------------------
Balance, December 31, 1996                     (25,456)      22,029,198

Net income                                                    1,955,579
Principal payments on ESOP loan                 25,456           25,456
Cash dividends declared on common
 stock, $.43 per share                                         (982,337)
Purchase of stock for treasury,
  1,700 shares at $11.69 per share                              (19,869)
Net change in unrealized gains (losses)
   on securities available-for-sale                              49,590
Compensatory employee stock options:
  Recognized                                                     36,039
  Exercised or expired                                           41,520
                                           ----------------------------
Balance, December 31, 1997                          --      $23,135,176
                                           ============================


Consolidated Statements of Cash Flows
Blackhawk Bancorp, Inc. and Subsidiaries

                                                                         Years ended December 31,
                                                                 1997             1996             1995
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                   $  1,955,579    $  1,728,275    $  1,471,887
Adjustments to reconcile net income to net cash
provided by operating activities:
  Compensatory employee stock options recognized                   36,039          42,599          33,697
  Provision for loan losses                                       191,777         145,000         180,000
  Provision for depreciation and amortization                     476,002         333,294         348,424
  Amortization of premiums and accretion of discounts
    on investment securities, net                                (112,169)        (79,542)         47,621
    Gain on sale of property and equipment                                         (2,655)
    Realized gains on securities                                                                  (17,785)
  Gain on sale of loans                                           (65,443)        (75,372)        (37,996)
    Loans originated for sale                                 (11,371,993)     (5,329,228)     (3,232,399)
  Proceeds from sale of loans                                  10,654,252       5,164,200       3,270,395
   Change in assets and liabilities:
       (Increase) decrease in accrued interest receivable           2,300         175,805         (84,251)
       (Increase) decrease in other assets                        565,654        (183,415)        184,735
       Increase in accrued interest and other liabilities          34,271         178,910          26,669
           Net cash provided by operating activities            2,366,269       2,097,871       2,190,997

CASH FLOWS FROM INVESTING ACTIVITIES
   Proceeds from sale of property and equipment                                    11,600
Proceeds from sale of securities available-for-sale                                             2,027,813
Proceeds from maturity of securities held-for-maturity         20,722,531      11,814,812       6,800,362
   Proceeds from maturity of securities available-for-sale      7,823,919      22,484,382       3,806,860
Purchase of securities held-to-maturity                       (21,138,970)    (10,872,593)     (6,991,719)
Purchase of securities available-for-sale                      (6,242,406)    (21,628,410)     (6,758,108)
   Net cash used in the acquisition of Rochelle,
       net cash acquired of $3,874,884                           (443,662)
   (Increase) decrease in federal funds sold and
       other short-term investments, net                       (4,211,628)      7,057,309      (4,683,512)
   Loans originated, net of principal collected                (1,077,529)     (4,597,592)     (5,013,115)
   Purchase of bank premises and equipment                       (297,612)        (73,312)     (1,178,618)
      Net cash provided by (used in) investing activities      (4,865,357)      4,196,196     (11,990,037)

CASH FLOWS FROM FINANCING ACTIVITIES
   Net increase (decrease) in deposits                         (3,252,540)     (1,406,082)      4,978,624
   Net increase (decrease) in short-term borrowings             4,825,754      (2,274,382)      6,932,833
Proceeds from long-term borrowings                              3,500,000                         850,000
   Repayments of long-term borrowings                            (900,000)     (1,300,000)


   Dividends paid                                                (982,337)       (866,182)       (676,140)
Proceeds from issuance of common stock                             41,520          14,213         147,393
   Purchase of common stock for treasury                          (19,869)        (84,305)
      Net cash provided by (used in) financing activities       3,212,528      (5,916,738)     12,232,710
      Increase in cash and cash equivalents                       713,440         377,329       2,433,670

Cash and cash equivalents:
   Beginning                                                    7,966,929       7,589,600       5,155,930
   Ending                                                    $  8,680,369    $  7,966,929    $  7,589,600

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
   Cash payments for:
   Interest                                                  $  7,264,326    $  5,407,243    $  4,964,373
Income taxes                                                 $    341,282    $    878,315    $    710,876

SUPPLEMENTAL SCHEDULE OF NON-CASH FINANCING ACTIVITIES
   Other assets acquired in settlement of loans              $    291,980    $    225,546    $    193,200
   Principal payments on ESOP loan                           $     25,456    $     53,571    $     53,571

   Purchase of net assets of Rochelle:
   Fair value of non cash assets                             $ 45,594,706    $               $
   Liabilities assumed                                       $ 45,451,489    $               $

Management's Discussion and Analysis of Financial Condition and Results of Operation Blackhawk Bancorp, Inc. and Subsidiaries

The following discussion provides additional analysis of the financial statements presented in the Company's annual report and should be read in conjunction with this information. This discussion focuses on the significant factors which affected the Company's earnings in 1997, with comparisons to 1996 and 1995 where applicable. As of December 31, 1997, Blackhawk State Bank ("Beloit") and Blackhawk State Bank, S.B. ("Rochelle") of Rochelle, IL., were the direct subsidiaries of the Company and their operations contributed nearly all of the revenue and expenses for the year. Rochelle has offices in Rochelle and Oregon, IL. Beloit's wholly-owned subsidiary, Nevahawk Investment, Inc. ("Nevahawk") is an investment subsidiary located in Nevada. Rochelle has a subsidiary, RSL, Inc., which operates mutual fund and annuity activities, and in turn owns Midland Acceptance Corp. ("MAC"), a consumer finance company that has offices in Rochelle and Rockford, IL.

Overview
Rochelle was acquired on April 30, 1997 and was accounted for using the purchase method of accounting. As a result of this, the financial information prior to the acquisition date has not been restated to include Rochelle. As of December 31, 1997, total assets of the Company were

$202.0 million, an increase of 33.3% from $151.5 million as of December 31, 1996. Net income for 1997 was $1.96 million or $.86 per share, increasing
13.2% from $1.73 million or $.75 per share in 1996, which was 17.6% greater than the $1.47 million or $.64 per share, in 1995. The diluted earnings per share were $.82, $.73, and $.63 for 1997, 1996, and 1995, respectively. The significant items resulting in the above-mentioned results are discussed below.

Net Interest income
Net interest income is the difference between interest income and fees on loans and interest expense, and is the largest contributing factor to net income for the Company. All discussions of income amounts and rates are on a tax-equivalent basis, which accounts for income earned on securities which are not fully subject to federal taxes as if they were fully subject to federal taxes. Net interest income in 1997 was a record $7.65 million, increasing 26.2% over the 1996 level of $6.03 million which in turn was 8.2% over the 1995 net interest income of $5.60 million. Net interest income as a percentage of average earning assets was 4.5% in 1997, 4.3% in 1996, and 4.3% in 1995.

Higher interest income and fees on loans was the largest factor in the 32.1% increase of net interest income in 1997 compared to 1996. The interest income in each of the major loan categories increased in 1997 compared to 1996 primarily due to the Company's acquisition of Rochelle. Increased rates also contributed to a lesser extent to an increase in consumer loan income. Total loan volumes increased 38.5% for this same period. Although commercial and consumer loans increased in 1997 overall, their percentage of the portfolio did not increase. Real estate loans increased in total dollars and as a percentage of the portfolio. The increase in real estate loans was significantly impacted by the inclusion of the assets of Rochelle which is predominantly a mortgage lender.

Investment income increased 8.2%, to $2.55 million in 1997 compared to $2.45 million in 1996. The increase in this area was primarily the result of increased rates on taxable securities which offset the reduced income from tax exempt securities. Income from tax exempt securities declined due to lower volume. The average balance of total investments decreased by 3.0% in 1997 compared to 1996, as the Company liquidated investment securities to purchase Rochelle. The decline in volume of tax exempt securities was only partially offset by the increase in volume of taxable securities. Since Rochelle was purchased on April 30, 1997, first and second quarter comparisons and annual comparisons of interest income in 1998 should continue to show significant increases.

Increases in investment income, interest income, and fees on loans were the largest factors in the increase of net interest income in 1996. Investment income increased 11.9% and interest income and fees on loans increased 5.4%. Nearly all of the increases in these areas were the result of increased volumes. The average balance of investments increased by 9.6% in 1996 compared to 1995. Total loans increased 3.3% for this same period. Commercial and consumer loans continued to increase in their percentage of the total loan portfolio during 1996 while real estate loans continued to decline as a percent of the portfolio.

Total interest expense increased to $6.72 million in 1997 from $5.39 million in 1996, an increase of nearly 24.7%. The increased interest cost was primarily the result of higher deposit volume acquired with the purchase of Rochelle. The average rate of interest on deposits remained fairly static at 4.70% and 4.71% in 1997 and 1996, respectively. The variance in interest expense between 1997 and 1996 in other borrowings was the result of reduced volume. The average cost of borrowings also declined in 1997 to 4.77% compared to 4.80% in 1996. The statement regarding the effect of the Rochelle purchase on interest income comparisons in 1997 also applies to interest expense.

Interest expense on interest bearing liabilities increased 6.2% in 1996 compared to 1995. Approximately 84% of the increase was due to increased volume in short-term borrowings. These borrowings were in the form of repurchase agreements. The increased cost of interest bearing deposits was due to increased rates. In order to fund loan demand and leverage its capital base, the Company has taken advances from the Federal Home Loan Bank ("FHLB") and accepted repurchase agreements from local municipalities. FHLB advances have been taken to fund specific loans in the past. Because of the relatively attractive rates being offered, FHLB advances have been, and may in the future, be used to fund other cash needs. The repurchase agreements are acquired on a bid basis with varying periods for rebid. Long-term loans are not funded with repurchase agreements. Also, short-term borrowings include federal funds purchased. As short-term liquidity needs arise, the Company may buy federal funds, secure advances from the FHLB, or borrow from the Federal Reserve Bank.

OTHER OPERATING INCOME AND EXPENSE
Other operating income increased 52.7% to $1.5 million in 1997 from $1.0 million in 1996. Service charges and fees represented more than half of the total in each year. They also represented $330,000 of the $530,000 increase in other operating income. Most of the increase in service charges was from the inclusion of the new Rochelle operations. Loan servicing fees accounted for $95,000 of new income in 1997. Prior to the acquisition of Rochelle, the Company did not have income from this activity. This income category is expected to continue to increase in the future. Trust fees and investment center commissions also experienced significant percentage gains in 1997 compared to 1996. Gains in both of these areas are expected in 1998 compared to 1997.

Excluding security gains, other operating income increased by $246,000, or 32.3% in 1996 compared to 1995. The areas accounting for most of this increase were trust fees, which increased $34,000 or 38.7%, service fees, which increased $101,000 or 21.6%, gain on the sale of loans, which was higher by $37,000 or 98.4%, credit card fees that were up by $15,000 or 23.3% and net investment center commissions, which grew by $32,000 or 47.8%.

Operating expense increased 40.5% to $5.9 million in 1997 compared to 1996. The most substantial portion of this increase was the result of the Rochelle purchase. Also, the opening of a second in-store facility in a newly constructed Wal-Mart contributed to some of the increase. Savings are expected in 1998 in several areas of expense as a result of the consolidation of activities of Beloit and Rochelle. Some of these savings will be offset by additional expenses incurred in the opening of a branch facility in Roscoe, Illinois in March, 1998.

Other operating expense increased $185,000 or 4.6% in 1996 compared to 1995. Increases in salaries, employee benefits, data processing and other expenses were partially offset by decreases in equipment costs, FDIC insurance premiums, professional fees and advertising expenses.

Salaries increased $127,000 or 7.8% in 1996 compared to 1995. This increase was the result of additional new employees hired during 1995, normal salary increases and an increase in the officer incentive compensation related to improved financial performance. The increase in employee benefits of $79,000 or 22.2%, is primarily the result of increased health insurance costs. The other major area of increase was other expenses which increased $121,000 or 20.3%. Two areas that accounted for approximately 54.0% of this increase were office supplies and postage. A significant decrease in FDIC premiums of $125,000 in 1996 was due to the elimination of premiums for banks that were most highly rated. A $33,000, or 8.7%, reduction in equipment expenses was primarily the result of reduced depreciation costs.

Management tracks three ratios related to other operating income and expense:
(1) Net other operating expense as a percentage of average assets, (2) standard efficiency ratio and (3) gross efficiency ratio. Net other operating expense as a percentage of average assets was 2.38% in 1997, 2.15% in 1996 and 2.31% in 1995. The standard efficiency ratio (other operating expense divided by net operating income) was 64.8%, 60.8%, and 64.1% in 1997, 1996 and 1995, respectively. The gross efficiency ratio (other operating expense divided by gross income) was 37.3%, 34.2% and 35.5% in 1997, 1996 and 1995, respectively. Management expects all three of these ratios to improve in 1998 from the 1997 levels as the new Rochelle operations become more fully integrated.

PROVISIONS FOR LOSSES
The provision for loan losses was $192,000, $145,000, and $180,000 for 1997, 1996, and 1995, respectively. In 1997, Beloit and Rochelle had net charge-offs of $176,000, (total charge-offs of $215,000 less recoveries of $39,000). In 1996, Beloit experienced net recoveries of $112,000 compared to net charge-offs of $65,000 in 1995. The net recovery in 1996 resulted from recoveries of $221,000 off-setting charge-offs of $109,000. Most of the recovery was from a loan that was originally charged off in 1994. Excluding the large recovery, net charge-offs to average loans would have been .07% in 1996. Net charge-offs to average loans was .14% in 1997 and .07% in 1995.

The allowance for loan losses as a percent of loans was 1.11% at December 31, 1997 compared to 1.19% and .98% at December 31, 1996 and 1995, respectively. Management feels that the allowance for loan loss provision is adequate based upon the current portfolio and market conditions. As the loan portfolio shifts and market conditions warrant, the provision will be adjusted.

INCOME TAXES
The effective income tax rate increased to 35.3% in 1997 from 32.9% in 1996 and 29.0% in 1995. The most significant reason for the increase in 1997 was due to the fact that goodwill amortization resulting from the acquisition of Rochelle is not deductible for tax purposes. In addition, the Company has invested less in municipal securities exempt from Federal taxes as yields on taxable securities have become more favorable. Because Nevahawk is located in

Nevada, its income is not subject to state income tax. As a result, as a higher proportion of income is earned outside of Nevada, the effective rate increases. The income generated by Rochelle was subject to Illinois income tax as well as federal income tax. The Illinois and Wisconsin effective tax rates are approximately the same.

Balance Sheet Analysis
Total assets as of December 31, 1997 were $202.0 million versus $151.5 million as of December 31, 1996 for an increase of 33.3%. Total average assets rose to $183.1 million for the year ended December 31, 1997 versus $148.7 million in 1996, increasing 23.1%. Most of the increase in assets was the result of the acquisition of Rochelle on April 30, 1997. All comments below are comparing 1997 to 1996, unless otherwise noted.

LOANS
Gross loans increased 38.2% to $137.3 million from $99.2 million. Rochelle has most of its lending secured by real estate. As a result, real estate loans increased substantially, to $87.4 million at December 31, 1997 from $56.8 in 1996. This represents an increase of 53.7%. Consumer installment loans increased $5.4 million, or 27.7%. As mentioned above, included in the purchase of Rochelle was Midland Acceptance Corp. MAC accounted for one-third of the consumer loan increase. The credit card program and the home equity line of credit experienced solid growth at Beloit accounting for much of the other increase. As of December 31, 1997, real estate loans represented 64.3% of gross loans, commercial loans were 18.7% and consumer loans were 18.4%. This compares to 57.8%, 23.4% and 19.9%, respectively, at December 31, 1996.

NON-PERFORMING LOANS
Non-performing loans as a percent of total loans decreased to .77% as of December 31, 1997 versus 1.15% as of the same date in 1996. During 1997 the loan department staff made a concerted effort to reduce the amount in delinquent loans. It is the Company's policy to place a loan on non-accrual once it has become 90 days delinquent or if it is determined that collection is questionable. As the level of consumer and commercial loans increase, wider fluctuations in the amount of non-performing loans may occur.

SECURITIES
Securities as a percent of total average assets decreased to 21.4% at December 31, 1997 from 27.1% at the prior year end. The average amount of securities owned during 1997 was $39.2 million compared to $40.6 million in 1996. A significant variance from the year end 1997 level is not anticipated for 1998. Tax exempt securities continue to make up a small percentage of the investment portfolio. As the yield relationship between taxable and tax-exempt securities changes, new investments will be made in the area that best meets the objectives of the Company.

DEPOSITS
Total average interest bearing deposits increased 30.2%, to $126.3 million from $97.0 million in 1996. This represents an increase as a percentage of average assets to 69.0% in 1997 from 65.2% in 1996. Interest bearing demand deposits increased to $10.8 million as compared to $4.9 million, and were 5.9% of average assets in 1997 as compared to 3.3% in 1996. The majority of this increase was the result of the Rochelle purchase, however, Beloit's club checking account programs also experienced good growth. Average savings account balances increased 16.3%. Average time deposits increased to $80.6 million in 1997 from $62.0 million in 1996, for a 29.1% increase. Average time deposits increased to 44.0% of average assets compared to 41.7% in 1996.

Total average noninterest bearing demand deposits increased to $16.5 million in 1997 compared to $13.7 million in 1996. However, as a percentage of average assets, average noninterest bearing demand deposits were 9.0% in 1997 versus 9.2% in 1996. The increase in dollar amounts was due to a combination of the purchase of Rochelle and an increase in business customers at Beloit. As banks continue to find it difficult to retain the more traditional type of savings customers, the focus will be upon building relationships with customers and offering alternative investment products around the core checking account. Beloit's mix of deposits is still undergoing change to that of a traditional commercial bank which began in 1990. Thus it is expected that a higher percentage of the Bank's growth will be seen in demand deposit accounts rather than in traditional time deposit and savings accounts. With the purchase of Rochelle, which had been a thrift institution, the shift to demand deposits may be slowed for a time.

OTHER BORROWINGS
The dramatic growth in other borrowings that had been experienced in 1995 and 1996 did not continue in 1997. Average borrowings decreased to $14.7 million from $15.2 million in 1996. Average borrowings in 1997 were 8.0% of average assets compared to 10.2% of average assets in 1996. Beloit has used other borrowings to fund specific loan requests by taking advances at the FHLB to match the term and spread required. Beloit also utilized advances from the FHLB to meet some short-term liquidity needs and it also utilized a staggered-maturity advance to fund some consumer lending in 1995. The advances taken for short-term liquidity needs and those used to fund the consumer loans have been retired as they have matured. In late 1997 and early 1998, additional amounts were borrowed from the FHLB to meet liquidity needs of loan demand that exceeded internal deposit growth at a more favorable rate.

During 1995, the bank entered into depository relationships with four local governmental agencies. As a result, excess funds deposited into their accounts are invested into repurchase agreements ("repos") on a daily basis. These repo balances will fluctuate during the year as tax dollars are collected and disbursed. These relationships are bid on a two-year cycle, although one of the four is on a three-year cycle. Two of the relationships that are on a two year cycle expired at the end of June 1997. The other one expired at the end of December 1997. Beloit retained one of the three accounts that were bid in 1997. This is expected to result in a reduction in the level of repurchase agreements in 1998.

ASSET/LIABILITY MANAGEMENT
The Company, like other financial institutions, is subject to interest rate risk to the degree that its interest bearing liabilities, with short and medium term maturities, mature or reprice more rapidly, or on a different basis, than its interest earning assets. Interest rate risk occurs when there is an imbalance between the interest earning assets and the interest bearing liabilities at a given maturity or repricing schedule. Such imbalance is commonly referred to as interest rate gap

("gap"). A positive gap exists when there are more assets than liabilities maturing or repricing within the same time frame, and a negative gap is one in which there are more liabilities than assets maturing or repricing within the same time frame. Accordingly, in a negative gap position, the Company=s net interest income is likely to decline during periods of rising interest rates and increase during periods of declining interest rates. The opposite is true in the case of a positive gap position. The Company's cumulative one-year gap generally has been, and currently is, negative.

The Asset Liability Committee meets regularly to monitor and determine the Company's exposure to interest rate fluctuations. This is done by monitoring the maturities and repricings of assets and liabilities, the flow of funds, and the relationship of interest rate changes of loans and deposits to the general market. Currently each subsidiary bank maintains their own asset/liability position. The consolidated interest rate risk exposure is monitored by the Company on a quarterly basis.

LIQUIDITY
Liquidity as it relates to the subsidiary banks is a measure of their ability to fund loans and withdrawals of deposits in a cost-effective manner. The subsidiary banks' principal sources of funds are deposits, scheduled amortization and prepayment of loan principal, maturities of securities, income from operations, and short-term borrowings. Additional sources include purchasing fed funds, sale of loans, sale of securities, borrowing from the Federal Reserve Bank and the FHLB and capital loans. Current year earnings can be paid to Beloit, from Nevahawk, to provide additional liquidity, without incurring a tax liability under present law. During 1996 and 1997 Nevahawk did not pay a dividend. A payment in 1998 is not anticipated.

Generally, the liquidity needs of the Company consists of payment of dividends to its shareholders and a limited amount of expenses. The sources of funds to provide this liquidity are income from securities, maturities of securities, cash balances and dividends from Beloit. The payment of dividends from Rochelle is not of concern because application has been made to merge Rochelle into Beloit. Certain restrictions are imposed upon banks which could limit their ability to pay dividends if they did not have net earnings in the future. The Company maintains adequate liquidity to pay its expenses. In addition, the Company may also borrow from external sources leveraging its strong capital base.

CAPITAL
Total shareholders' equity as of December 31, 1997 increased 5.0% to $23.1 million as compared to $22.0 million as of December 31, 1996. Internal growth in the form of increased net income was the biggest factor for this increase. Also contributing to the increase, to a lesser extent, was the exercising of stock options by employees and an increase in the adjustment for Financial Accounting Standard 115. Equity as a percent of assets, core capital as a percent of assets, total capital as a percent of risk based assets and leverage ratio were 12.40%, 10.56%, 18.67% and 11.79%, respectively, at December 31, 1997 compared to 14.54%, 14.37%, 23.47%, and 15.08%, respectively, at December 31, 1996. The
Company significantly exceeds all regulatory requirements regarding capital as the regulatory requirement for core capital as a percent of assets is 5.50% and for total capital as a percent of risk based assets is 8.00%.

IMPACT OF INFLATION AND CHANGING PRICES
Unlike most industrial companies, virtually all of the assets and liabilities of the banks are monetary in nature. As a result, interest rates have more significant impact on the Company's performance and results of operations than the effect of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services as measured by the Consumer Price Index. As discussed previously under Asset/Liability Management, the bank's interest rate gap position in conjunction with the direction of the movement in interest rates, is an important factor in the Company's results of operations. The Company's financial statements are prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and results of operations in terms of historical dollars, without giving consideration to changes in the relative purchasing power of money over time due to inflation.

ACCOUNTING DEVELOPMENTS
In 1995, the Financial Accounting Standards Board (FASB) issued Statement No. 123, Accounting for Stock-Based Compensation. This statement establishes financial accounting and reporting standards for such plans including arrangements by which employees or non-employees receive shares of stock or other equity instruments or the company incurs liabilities to employees based on the price of the stock such as stock options. Under this statement, the stock or equity instruments issued must be accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measured. As an alternative to valuing such instruments at fair value, the employer can continue to account for these under the previous method of accounting. If the previous method of accounting is chosen in lieu of the fair value method, as the Company has done, the Company must disclose the effects of the fair value for equity awards granted in fiscal years beginning after December 31, 1994.

In an effort to simplify the current standards in the United States for computing earnings per share ("EPS") and make them compatible with international standards, the FASB issued Statement 128, Earnings Per Share. Statement 128 applies to entities with publicly held common stock and is effective for financial statements issued for periods ending after December 15, 1997. Statement 128 replaces APB Opinion 15, Earnings Per Share. Opinion 15 required that entities with simple capital structures present a single "earnings per common share" on the face of the income statement. Those entities with complex capital structures had to present both "primary" and "fully diluted" EPS. Primary EPS shows the amount of income attributed to each share of common stock if every common stock equivalent were converted into common stock. Fully diluted EPS considers common stock equivalents and all other securities that could be converted into common stock. Statement 128 simplifies the computation of EPS by replacing the presentation of primary EPS with a presentation of basic EPS. The Statement requires dual presentation of basic and diluted EPS by entities with complex capital structures. Basic EPS includes no dilution and is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution of securities that could share in the earnings of an entity, similar to fully diluted EPS. Statement 128 has been adopted for the reporting of earnings in this report.

Year 2000 ISSUES
At each of the Company's subsidiary banks, an individual has been assigned to assess each of the bank's external systems that could be affected by the upcoming year 2000 change. Most of the areas have been assessed. The assessments which have not been completed are expected to be done in the first half of 1998. The most critical areas of bank operations have software and hardware upgrades scheduled during 1998 at both subsidiaries in conjunction with our planned consolidation of operating systems for Beloit and Rochelle. The cost of these upgrades is expected to be approximately $500,000, most of which will be for depreciable equipment which requires periodic replacement. At this time, the assessments do not indicate that there will be a substantial impact on earnings in 1998 or subsequent years.


Independent Auditor's Report

Board of Directors and Shareholders
Blackhawk Bancorp, Inc. and Subsidiaries
Beloit, Wisconsin

         We have audited, in accordance with generally accepted auditing standards, the consolidated balance sheets of Blackhawk Bancorp, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity, and cash flows for the years ended December 31, 1997, 1996, and 1995; and in our report dated February 20, 1998, we expressed an unqualified opinion on those consolidated financial statements.
         In our opinion, the information set forth in the accompanying condensed consolidated financial statements is fairly stated, in all material respects, in relation to the consolidated financial statements from which it has been derived.

Lindgren, Callihan, Van Osdol & Co., Ltd.
Rockford, Illinois
February 20, 1998

Quarterly Financial Information
Blackhawk Bancorp, Inc. and Subsidiaries
(dollars in thousands except for per share data)

                                                1997                                 1996
                                  Fourth   Third    Second   First     Fourth   Third    Second   First
                                  Quarter  Quarter  Quarter  Quarter   Quarter  Quarter  Quarter  Quarter
Interest income                    $3,887   $3,858   $3,651   $2,911   $2,867   $2,849   $2,839   $2,768
Interest expense                    1,801    1,818    1,738    1,363    1,314    1,342    1,375    1,363
Net interest income                 2,086    2,040    1,913    1,548    1,553    1,507    1,464    1,405
Provision for loan losses              64       54       44       30       25       35       40       45
Other income                          425      460      407      244      267      249      255      235
Other expense                       1,679    1,688    1,474    1,067    1,070    1,060    1,040    1,044

Income before income taxes            768      758      802      695      725      661      639      551
Applicable income taxes               275      263      286      243      238      221      210      179

Net income                         $  493   $  495   $  516   $  452   $  487   $  440   $  429   $  372
Per share data:
Earnings (1)                       $ 0.22   $ 0.22   $ 0.23   $ 0.20   $ 0.21   $ 0.19   $ 0.19   $ 0.16
Dividends                            0.11     0.11     0.11     0.10     0.10     0.10     0.10     0.08
Stock price ranges (1)(2) - high    15.70    13.25    12.00    13.50    13.50    11.50    11.75    12.00
                          - low     13.00    12.00    11.00    11.00    10.88    10.50    10.50    10.75
Book value per share                10.12     9.99     9.89     9.76     9.64     9.50     9.39     9.35

(1) Earnings per share have been restated in accordance with FASB Statement 128,"Earnings Per Share", and have been calculated using the weighted-average number of shares outstanding in each period.
(2) Prices obtained from D.T.N. Quotes. These are bid and ask prices, which do not represent actual transactions.

Blackhawk Bancorp, Inc. Board of Directors
JESSE L. CALKINS - Senior Vice President, Treasurer, Chief Financial Officer, Blackhawk State Bank
JOHN B. CLARK - Retired Senior Vice President, Everen Securities, Inc.
DENNIS M. CONERTON - President, Chief Executive Officer, Blackhawk State Bank DR. H. DANIEL GREEN - Dentist
CHARLES HART - Vice President, Century 21, Hart, Kruse, Boutelle, Inc.
KENNETH A. HENDRICKS - President, Chief Executive Officer, ABC Supply Co., Inc. JAMES P. KELLEY - Executive Vice President, Secretary, Blackhawk State Bank FRED G. KLETT - Sales Representative, The Prudential Life Insurance Co.
GEORGE D. MERCHANT - Retired Businessman
ROGER K. TAYLOR - President, Chief Executive Officer, North American Tool Corporation

Blackhawk State Bank Officers
DENNIS M. CONERTON, President, Chief Executive Officer
JAMES P. KELLEY, Executive Vice President
JESSE L. CALKINS, Senior Vice President
RICHARD J. RUSCH, Vice President, Commercial Lending
EDMAR J. HANSEN, JR., Vice President, Retail Lending
LARRY L. KANE, Assistant Vice President
SHARON A. BURNETT, Assistant Vice President
KAY M. HANSEN, Consumer Loan Officer
DEANNA R. WINEGAR, Branch Manager, Retail Banking Officer
DEBRA L. OVIST, Consumer Loan Officer
RICK L. NELSON, Assistant Vice President
JAN S. RUSTER, Trust Officer
TIMOTHY J. RYAN, Assistant Vice President, Controller
ALLEN J. BREWER, Assistant Vice President, Retail Banking
PHYLLIS G. OLDENBURG, Assistant Vice President, Operations

Blackhawk State Bank, S.B. Officers
Richard K. Ohlinger, President
Edward J. Hickey, Senior Vice President
David F. Eckhardt, Vice President

Midland Acceptance Corporation Officers
John I. Mershon, President
Richard K. Ohlinger, Senior Vice President